Exhibit (17)(b)(ii)

S e m i a n n u a l   R e p o r t   M a r c h   3 1 ,   2 0 0 8

EATON VANCE
INSURED
MUNICIPAL
BOND
FUNDS

CLOSED-END FUNDS: Insured Municipal Insured California Insured New York

IMPORTANT NOTICES REGARDING PRIVACY,
DELIVERY OF SHAREHOLDER DOCUMENTS,
PORTFOLIO HOLDINGS AND PROXY VOTING

Privacy. The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (“Privacy Policy”) with respect to nonpublic personal information about its customers:

  Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.
  None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker/dealers.
  Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.
  We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Policy periodically for changes by accessing the link on our homepage: www.eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Boston Management and Research, and Eaton Vance Distributors, Inc.

In addition, our Privacy Policy only applies to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e. fund shares) is held in the name of a third-party financial adviser/broker-dealer, it is likely that only such adviser’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures.

For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents. The Securities and Exchange Commission (the “SEC”) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders.

Eaton Vance, or your financial adviser, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial adviser, otherwise.

If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial adviser.

Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial adviser.

Portfolio Holdings. Each Eaton Vance Fund and its underlying Portfolio (if applicable) will file a schedule of its portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting. From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12 month period ended June 30, without charge, upon request, by calling 1-800-262-1122. This description is also available on the SEC’s website at www.sec.gov.

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 31, 2 0 0 8 T a b l e o f C o n t e n t s

Investment Update	2-3
Performance Information and Portfolio Composition
Insured Municipal Bond Fund	4
Insured California Municipal Bond Fund	5
Insured New York Municipal Bond Fund	6
Financial Statements	7
Dividend Reinvestment Plan	33
Board of Trustees’ Annual Approval of the
Investment Advisory Agreements	35
Investment Management	38

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 31, 2 0 0 8 INVESTMENT UPDATE

The investment objective of each Eaton Vance Insured Municipal Bond Fund (the “Funds”), closed-end funds traded on the American Stock Exchange, is to provide current income exempt from regular federal income tax, federal alternative minimum tax and, in state specific funds, state personal income taxes, as applicable. The Funds invest primarily in high-grade municipal securities that are insured as to the timely payment of principal and interest.

Economic and Market Conditions

Economic growth in the first quarter of 2008 measured 0.6%, according to preliminary Commerce Department data reported in April 2008, following the 0.6% growth rate achieved in the fourth quarter 2007. The housing sector continued to struggle in the first quarter due to market concerns related to subprime mortgages. Although the weaker dollar was having a beneficial effect on export-related industries, tourism, and U.S.-based multinational companies, consumers started to curtail spending, as food and energy costs continued to climb, according to Commerce Department data, and consumer confidence levels fell to 25-year lows, according to University of Michigan data.

On March 16, 2008, the Federal Reserve (the “Fed”) took extraordinary actions to support orderly market functioning after it learned that Bear Stearns faced a liquidity crisis which could have triggered a wider market crisis. In addition to approving a financing arrangement to support JPMorgan Chase’s acquisition of Bear Stearns, the Fed created a new lending facility that expanded the potential collateral it would accept from member banks and extended the new lending facility to securities firms. The Fed also lowered the Discount Rate, the rate at which it will lend to these firms, to 3.25% from 3.50%. Two days later, on March 18, 2008, at a regularly scheduled meeting of the Federal Open Market Committee, the Fed lowered the Federal Funds Rate by 75 basis points to 2.25% from 3.00% and further lowered the Discount Rate to 2.50%. The Federal Funds Rate has been lowered by a total of 300 basis points (3.00%) since September 18, 2007, from 5.25%, and the Discount Rate has been lowered by a total of 375 basis points (3.75%) since August 17, 2007, from 6.25%. Management believes that all of these actions were aimed at providing market liquidity during this period of extreme uncertainty and tight credit conditions that first surfaced in August 2007.

Management Discussion

The Funds invest primarily in bonds with stated maturities of 10 years or longer at the time of investment, as longer-maturity bonds historically have provided greater tax-exempt income for investors than shorter-maturity bonds.

The Funds underperformed their benchmark, the Lehman Brothers Municipal Bond Index – a broad-based, unmanaged index of municipal bonds – for the six months ended March 31, 2008.1 Management believes that much of the underperformance can be attributed to the broader-based credit crisis that has shaken the fixed-income markets since August 2007, which led investors to move their capital into the Treasury market, particularly in shorter-maturity bonds. This move was originally driven by uncertainty surrounding financial companies’ exposure to mortgage-backed collateralized debt obligations (CDOs). More recently, the municipal bond market has been impacted by the downgrade of major municipal bond insurers due to their exposure to mortgage-related CDO debt. As a result of an active management style that focuses on income and longer call protection, the Funds generally hold longer-duration bonds. Although the municipal bond market stabilized and fund performance improved during March 2008, management believes that investors’ flight – from September 2007 through February 2008 – to shorter-maturity uninsured bonds from longer-maturity insured bonds resulted in the Funds’ relative underperformance for the period.

The ratio of yields on current coupon AAA-rated insured bonds to the yield on 30-year Treasury bonds was 116% as of March 31, 2008, with many individual bonds trading higher than 116%.2 Management believes that this was the result of dislocation in the fixed-income marketplace caused by fears of subprime contagion, insurance companies’ mark-to-market risks and the decentralized nature of the municipal marketplace. Historically, this is a rare occurrence in the municipal bond market and is generally considered a signal that municipal bonds are significantly undervalued compared to Treasuries.

With this backdrop, management continues to manage all of its municipal funds with the same relative value approach that it has traditionally employed – maintaining a long-term perspective when markets exhibit extreme short-term volatility. We believe this approach has provided excellent long-term benefits to our investors over time.

1It is not possible to invest directly in an Index. The Index’s total return does not reflect expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index.

2Source: Bloomberg L.P. Yields are a compilation of a representative variety of general obligations and are not necessarily representative of a Fund’s yield.

Private insurance does not decrease the risk of loss associated with Fund shares. Past performance is no guarantee of future results.

Fund shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

The views expressed throughout this report are those of the portfolio managers and are current only through the end of the period of the report as stated on the cover. These views are subject to change at any time based upon market or other conditions, and the investment adviser disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for a fund are based on many factors, may not be relied on as an indication of trading intent on behalf of any Eaton Vance fund. Portfolio information provided in the report may not be representative of the Funds’ current or future investments and may change due to active management.

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 31, 2 0 0 8 INVESTMENT UPDATE

As has been widely reported since mid-February 2008, the normal functioning of the auction market in the U.S. for certain types of “auction rate securities” has been disrupted by an imbalance between buy and sell orders. Consistent with patterns in the broader market for auction rate securities, the Funds have, since-mid February, experienced unsuccessful Auction Preferred Share (APS) auctions. In the event of an unsuccessful auction, the affected APS shares remain outstanding, and the dividend rate reverts to the specified maximum payable rate.

On April 23, 2008, after the end of the reporting period, management announced that it had secured new financing that the Funds intend to use to redeem a portion of their outstanding APS, subject to satisfying the notice and other requirements that apply to APS redemptions. Eaton Vance Insured Municipal Bond Fund, Eaton Vance Insured California Municipal Bond Fund and Eaton Vance Insured New York Municipal Bond Fund plan to redeem approximately 65%, 55% and 63%, respectively, of their outstanding APS by May 16, 2008. Management is working diligently to provide liquidity solutions that will enable the Funds to redeem their remaining outstanding APS. It is not certain when, or if, the Funds’ remaining APS will be redeemed.

Eaton Vance Insured Municipal Bond Fund a s o f M a r c h 31, 2 0 0 8 PERFORMANCE INFORMATION AND PORTFOLIO COMPOSITION

Fund Performance[1]
American Stock Exchange Symbol	EIM

Average Annual Total Return (by share price)

Six Months	-10.64%
One Year	-12.02
Five Years	5.82
Life of Fund (8/30/02)	5.14
Average Annual Total Return (by net asset value)

Six Months	-10.60%
One Year	-11.69
Five Years	4.60
Life of Fund (8/30/02)	4.89

Market Yields

Market Yield[2]	5.87%
Taxable-Equivalent Market Yield[3]	9.03

Index Performance[4]

Lehman Brothers Municipal Bond Index - Average Annual Total Returns

Six Months	0.75%
One Year	1.90
Five Years	3.92
Life of Fund (8/31/02)	4.13

Lipper Averages[5] (by net asset value)

Lipper Insured Municipal Debt Funds (Leveraged) Classification - Average Annual Total Returns (by net asset value)

Six Months	-3.64%
One Year	-3.76
Five Years	3.56
Life of Fund (8/31/02)	3.84

Portfolio Manager: Robert B. Macintosh, CFA

Rating Distribution6

By total investments

Fund Statistics

  Number of Issues: 124
  Average Maturity: 28.5 years
  Average Effective Maturity: 25.2 years
  Average Rating: AA+
  Average Call Protection: 9.3 years
  Average Dollar Price: $86.47
  Leverage:* 41.4%

*The leverage amount is Auction Preferred Shares at liquidation value as a percentage of the Fund’s net assets applicable to common shares plus Auction Preferred Shares. The Fund uses leverage through the issuance of preferred shares. Use of financial leverage creates an opportunity for increased income but, at the same time, creates special risks (including the likelihood of greater volatility of net asset value and market price of common shares).

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or share price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when sold, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month-end, please refer to www.eatonvance.com.

1 Returns are historical and are calculated by determining the percentage change in share price or net asset value with all distributions reinvested. The Fund’s performance at market share price will differ from its results at NAV. Although share price performance generally reflects investment results over time, during shorter periods, returns at share price can also be affected by factors such as changing perceptions about the Fund, market conditions, fluctuations in supply and demand for the Fund’s shares, or changes in Fund distributions. Performance results reflect the effect of leverage resulting from the Fund’s issuance of Auction Preferred Shares. 2 The Fund’s market yield is calculated by dividing the last dividend paid per common share of the semi-annual period by the share price at the end of the semi-annual period and annualizing the result. 3 Taxable-equivalent figure assumes a maximum 35.00% federal income tax rate. A lower tax rate would result in a lower tax-equivalent figure. 4 It is not possible to invest directly in an Index. The Index’s total return does not reflect the expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index. Index performance is available as of month-end only. 5 The Lipper Averages are the average total returns, at net asset value, of the funds that are in the same Lipper Classification as the Fund. It is not possible to invest in a Lipper Classification. Lipper Classifications may include insured and uninsured funds, as well as leveraged and unleveraged funds. The Lipper Insured Municipal Debt Funds (Leveraged) Classification (closed-end) contained 23, 23, 23 and 20 funds for the 6-month, 1-year, 5-year and Life-of-Fund periods, respectively. Lipper Averages are available as of month-end only. 6 Rating Distribution is determined by dividing the total market value of the issues by the total investments of the Fund.

Eaton Vance Insured California Municipal Bond Fund a s o f M a r c h 31, 2 0 0 8 PERFORMANCE INFORMATION AND PORTFOLIO COMPOSITION

Fund Performance[1]
American Stock Exchange Symbol	EVM

Average Annual Total Return (by share price)

Six Months	-3.92%
One Year	-6.66
Five Years	6.44
Life of Fund (8/30/02)	5.20
Average Annual Total Return (by net asset value)

Six Months	-9.61%
One Year	-9.76
Five Years	4.37
Life of Fund (8/30/02)	4.41

Market Yields

Market Yield[2]	5.34%
Taxable-Equivalent Market Yield[3]	9.06

Index Performance[4]

Lehman Brothers Municipal Bond Index - Average Annual Total Returns

Six Months	0.75%
One Year	1.90
Five Years	3.92
Life of Fund (8/31/02)	4.13

Lipper Averages[5]

Lipper California Insured Municipal Debt Funds Classification - Average Annual Total Returns (by net asset value)

Six Months	-3.72%
One Year	-3.60
Five Years	3.80
Life of Fund (8/31/02)	3.85

Portfolio Manager: Cynthia J. Clemson

Rating Distribution6

By total investments

Fund Statistics

  Number of Issues: 95
  Average Maturity: 25.9 years
  Average Effective Maturity: 20.5 years
  Average Rating: AA+
  Average Call Protection: 8.0 years
  Average Dollar Price: $86.14
  Leverage:* 41.0%

*The leverage amount is Auction Preferred Shares at liquidation value as a percentage of the Fund’s net assets applicable to common shares plus Auction Preferred Shares. The Fund uses leverage through the issuance of preferred shares. Use of financial leverage creates an opportunity for increased income but, at the same time, creates special risks (including the likelihood of greater volatility of net asset value and market price of common shares).

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or share price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when sold, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month-end, please refer to www.eatonvance.com.

1 Returns are historical and are calculated by determining the percentage change in share price or net asset value with all distributions reinvested. The Fund’s performance at market share price will differ from its results at NAV. Although share price performance generally reflects investment results over time, during shorter periods, returns at share price can also be affected by factors such as changing perceptions about the Fund, market conditions, fluctuations in supply and demand for the Fund’s shares, or changes in Fund distributions. Performance results reflect the effect of leverage resulting from the Fund’s issuance of Auction Preferred Shares. 2 The Fund’s market yield is calculated by dividing the last dividend paid per common share of the semi-annual period by the share price at the end of the semi-annual period and annualizing the result. 3 Taxable-equivalent figure assumes a maximum 41.05% combined federal and state income tax rate. A lower tax rate would result in a lower tax-equivalent figure. 4 It is not possible to invest directly in an Index. The Index’s total return does not reflect the expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index. Index performance is available as of month-end only. 5 The Lipper Averages are the average total returns, at net asset value, of the funds that are in the same Lipper Classification as the Fund. It is not possible to invest in a Lipper Classification. Lipper Classifications may include insured and uninsured funds, as well as leveraged and unleveraged funds. The Lipper California Insured Municipal Debt Funds Classification (closed-end) contained 13, 13, 13 and 10 funds for the 6-month, 1-year, 5-year and Life-of-Fund periods, respectively. Lipper Averages are available as of month-end only. 6 Rating Distribution is determined by dividing the total market value of the issues by the total investments of the Fund.

Eaton Vance Insured New York Municipal Bond Fund a s o f M a r c h 31, 2 0 0 8 PERFORMANCE INFORMATION AND PORTFOLIO COMPOSITION

Fund Performance[1]
American Stock Exchange Symbol	ENX

Average Annual Total Return (by share price)

Six Months	-5.05%
One Year	-6.91
Five Years	5.51
Life of Fund (8/30/02)	4.61
Average Annual Total Return (by net asset value)

Six Months	-7.96%
One Year	-8.32
Five Years	4.13
Life of Fund (8/30/02)	4.41

Market Yields

Market Yield[2]	5.26%
Taxable-Equivalent Market Yield[3]	8.69

Index Performance[4]

Lehman Brothers Municipal Bond Index - Average Annual Total Returns

Six Months	0.75%
One Year	1.90
Five Years	3.92
Life of Fund (8/31/02)	4.13

Lipper Averages[5]

Lipper New York Insured Municipal Debt Funds Classification - Average Annual Total Returns (by net asset value)

Six Months	-2.58%
One Year	-2.27
Five Years	3.97
Life of Fund (8/31/02)	4.13

Portfolio Manager: Craig R. Brandon, CFA

Rating Distribution6

By total investments

Fund Statistics

  Number of Issues: 60
  Average Maturity: 26.8 years
  Average Effective Maturity: 18.4 years
  Average Rating: AAA
  Average Call Protection: 8.3 years
  Average Dollar Price: $93.00
  Leverage:* 40.6%

*The leverage amount is Auction Preferred Shares at liquidation value as a percentage of the Fund’s net assets applicable to common shares plus Auction Preferred Shares. The Fund uses leverage through the issuance of preferred shares. Use of financial leverage creates an opportunity for increased income but, at the same time, creates special risks (including the likelihood of greater volatility of net asset value and market price of common shares).

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or share price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when sold, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month-end, please refer to www.eatonvance.com.

1 Returns are historical and are calculated by determining the percentage change in share price or net asset value with all distributions reinvested. The Fund’s performance at market share price will differ from its results at NAV. Although share price performance generally reflects investment results over time, during shorter periods, returns at share price can also be affected by factors such as changing perceptions about the Fund, market conditions, fluctuations in supply and demand for the Fund’s shares, or changes in Fund distributions. Performance results reflect the effect of leverage resulting from the Fund’s issuance of Auction Preferred Shares. 2 The Fund’s market yield is calculated by dividing the last dividend paid per common share of the semi-annual period by the share price at the end of the semi-annual period and annualizing the result. 3 Taxable-equivalent figure assumes a maximum 39.45% combined federal and state income tax rate. A lower tax rate would result in a lower tax-equivalent figure. 4 It is not possible to invest directly in an Index. The Index’s total return does not reflect the expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index. Index performance is available as of month-end only. 5 The Lipper Averages are the average total returns, at net asset value, of the funds that are in the same Lipper Classification as the Fund. It is not possible to invest in a Lipper Classification. Lipper Classifications may include insured and uninsured funds, as well as leveraged and unleveraged funds. The Lipper New York Insured Municipal Debt Funds Classification (closed-end) contained 12, 12, 12 and 9 funds for the 6-month, 1-year, 5-year and Life-of-Fund periods, respectively. Lipper Averages are available as of month-end only. 6 Rating Distribution is determined by dividing the total market value of the issues by the total investments of the Fund.

Eaton Vance Insured Municipal Bond Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d )

Ta x - E x e m p t I n v e s t m e n t s — 1 7 2 . 2%

Principal Amount
(000’s omitted)	Security	Value

Electric Utilities — 1.0%

$ 10,300	Sabine River Authority, TX, (TXU Energy Co. LLC),
	5.20%, 5/1/28	$ 8,006,808

		$ 8,006,808

General Obligations — 4.5%

$ 14,095	California, 4.75%, 9/1/35	$ 13,290,880
13,250	California, 5.50%, 11/1/33	13,531,827
11,040	New York City, NY, 5.25%, 1/15/33	11,080,738

		$ 37,903,445

Hospital — 15.8%

$ 10,000	California Statewide Communities Development Authority,
	(John Muir Health), 5.00%, 8/15/36	$ 9,408,200
16,375	California Statewide Communities Development Authority,
	(Kaiser Permanente), 5.00%, 3/1/41	15,076,954
19,550	California Statewide Communities Development Authority,
	(Kaiser Permanente), 5.25%, 3/1/45	18,588,335
1,225	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.00%, 2/15/25	1,130,258
2,610	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.00%, 2/15/35	2,232,803
2,500	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.25%, 2/15/27	2,329,775
6,200	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.75%, 2/15/34	5,766,992
2,600	Cuyahoga County, OH, (Cleveland Clinic Health System),
	5.50%, 1/1/29	2,629,250
3,900	Hawaii Department of Budget and Finance,
	(Hawaii Pacific Health), 5.60%, 7/1/33	3,796,884
8,685	Highlands County, FL, Health Facilities Authority,
	(Adventist Health System), 5.25%, 11/15/36	8,241,457
10,000	Knox County, TN, Health, Educational & Housing
	Facilities Board, (Covenant Health), 0.00%, 1/1/38	1,521,600
10,000	Knox County, TN, Health, Educational & Housing
	Facilities Board, (Covenant Health), 0.00%, 1/1/41	1,258,500
8,500	Lehigh County, PA, General Purpose Authority,
	(Lehigh Valley Health Network), 5.25%, 7/1/32	8,316,740
6,955	Michigan Hospital Finance Authority,
	(Henry Ford Health System), 5.00%, 11/15/38	6,360,904
15,640	Michigan Hospital Finance Authority,
	(Henry Ford Health System), 5.25%, 11/15/46	14,667,348
18,755	Tarrant County, TX, Cultural Education Facilities Authority
	(Texas Health Resources), 5.00%, 11/15/42	17,556,368
15,000	Tarrant County, TX, Cultural Education Facilities Authority
	(Texas Health Resources), 5.00%, 11/15/47	13,919,100

		$ 132,801,468

Principal Amount
(000’s omitted)	Security	Value

Industrial Development Revenue — 6.1%

$ 21,275	Liberty, NY, Development Corp.,
	(Goldman Sachs Group, Inc.), 5.50%, 10/1/37	$ 22,331,729
32,850	St. John Baptist Parish, LA, (Marathon Oil Corp.),
	5.125%, 6/1/37	29,013,120

		$ 51,344,849

Insured-Education — 2.1%

$ 11,045	Port Arthur, TX, Independent School District, (AGC),
	4.75%, 2/15/38	$ 10,585,418
8,325	Yuma and La Paz Counties, AZ, Community College District,
	(Arizona Western College), (MBIA), 3.75%, 7/1/31	6,649,344

		$ 17,234,762

Insured-Electric Utilities — 15.8%

$ 13,000	Burlington, KS, Pollution Control Revenue,
	(Kansas Gas & Electric Co.), (MBIA), 5.30%, 6/1/31	$ 13,073,710
5,000	Los Angeles, CA, Department of Water & Power,
	Power System Revenues, (FSA), 5.00%, 7/1/31	5,029,850
19,395	Mississippi Development Bank, (Municipal Energy),
	(XLCA), 5.00%, 3/1/41	17,458,021
19,475	Missouri Joint Municipal Electric Utility Commission,
	(AMBAC), 4.50%, 1/1/37	17,830,726
21,320	Omaha, NE, Public Power District, (FGIC), 4.25%, 2/1/35	18,024,994
60,755	South Carolina Public Service Authority, (FSA),
	5.125%, 1/1/37	60,903,850

		$ 132,321,151

Insured-General Obligations — 19.3%

$ 9,705	Alamo, TX, Community College District,
	(MBIA), 4.75%, 8/15/32	$ 9,391,431
13,050	California, (FSA), (AMBAC), 3.50%, 10/1/27	10,457,487
34,035	Chabot - Las Positas, CA, College District, (AMBAC),
	0.00%, 8/1/45	3,701,647
35,370	Chabot - Las Positas, CA, College District, (AMBAC),
	0.00%, 8/1/46	3,619,412
36,550	Chicago, IL, Board of Education, (FGIC),
	0.00%, 12/1/21	17,834,207
14,330	Clark County, NV, (AMBAC), 2.50%, 11/1/36	8,412,713
10,055	Frisco, TX, Independent School District, (FSA),
	2.75%, 8/15/39	6,186,841
16,645	Frisco, TX, Independent School District, (FSA),
	4.00%, 8/15/40	13,643,906
6,525	Frisco, TX, Independent School District, (MBIA),
	4.50%, 8/15/40	5,888,290
20,425	Kane, Cook and Du Page Counties, IL,
	School District No. 46, (AMBAC), 0.00%, 1/1/21	10,654,293

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured Municipal Bond Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-General Obligations (continued)

$ 50,650	Kane, Cook and Du Page Counties, IL,
	School District No. 46, (AMBAC), 0.00%, 1/1/22	$ 24,838,253
7,000	King County Public Hospital District No. 1, WA,
	(AGC), 5.00%, 12/1/37	6,935,390
6,615	North Las Vegas, NV, Wastewater Reclamation System,
	(MBIA), 4.25%, 10/1/33	5,792,094
12,515	Northside, TX, Independent School District,
	(MBIA), 4.50%, 8/15/33	11,535,826
20,750	Schaumburg, IL, (FGIC), 5.00%, 12/1/38	20,523,825
3,130	Texas (Transportation Commission-Mobility Fund),
	(FGIC), 4.50%, 4/1/35	2,886,455

		$ 162,302,070

Insured-Hospital — 6.8%

$ 11,320	Highlands County, FL, Health Facilities Authority,
	(Adventist Health System), (MBIA), 5.00%, 11/15/35	$ 10,925,045
1,725	Maryland Health and Higher Educational
	Facilities Authority, (Lifebridge Health), (AGC),
	4.75%, 7/1/38	1,642,493
17,450	Maryland Health and Higher Educational
	Facilities Authority, (Lifebridge Health), (AGC),
	4.75%, 7/1/47	16,294,112
2,165	New Jersey Health Care Facilities Financing Authority,
	(Hackensack University Medical Center), (AGC),
	5.25%, 1/1/31(1)	2,184,550
4,385	New Jersey Health Care Facilities Financing Authority,
	(Hackensack University Medical Center),
	(AGC), 5.25%, 1/1/36(1)	4,424,597
8,700	Washington Health Care Facilities Authority, (Providence
	Health Care), Series C, (FSA), 5.25%, 10/1/33(1)	8,700,000
8,265	Washington Health Care Facilities Authority, (Providence
	Health Care), Series D, (FSA), 5.25%, 10/1/33(1)	8,390,132
4,350	Washington Health Care Facilities Authority, (Providence
	Health Care), Series E, (FSA), 5.25%, 10/1/33(1)	4,380,842

		$ 56,941,771

Insured-Lease Revenue / Certificates of
Participation — 6.0%

$ 8,345	Jackson County, MO, Leasehold Revenue, (Truman Sports),
	(AMBAC), 4.50%, 12/1/31	$ 7,752,922
42,795	San Jose, CA, Financing Authority, (Civic Center),
	(AMBAC), 5.00%, 6/1/37	42,807,838

		$ 50,560,760

Principal Amount
(000’s omitted)	Security	Value

Insured-Other Revenue — 11.4%

$ 78,275	Golden State Tobacco Securitization Corp., CA, (AGC),
	5.00%, 6/1/45	$ 75,955,712
10,000	Harris County, TX, (MBIA), 5.00%, 8/15/33	9,914,200
16,795	Harris County-Houston, TX, Sports Authority, (MBIA),
	0.00%, 11/15/34	3,196,424
6,620	New York City Industrial Development Agency,
	(Queens Baseball Stadium), (AMBAC), 5.00%, 1/1/39	6,517,258

		$ 95,583,594

Insured-Private Education — 2.8%

$ 270	Massachusetts Development Finance Agency,
	(Boston University), (XLCA), 6.00%, 5/15/59	$ 285,476
10,000	Massachusetts Development Finance Agency,
	(Franklin W. Olin College), (XLCA), 5.25%, 7/1/33	9,766,800
2,920	Pennsylvania Higher Educational Facilities Authority,
	(Temple University), (MBIA), 4.50%, 4/1/36	2,680,677
11,990	Washington, DC, Georgetown University,
	(AMBAC), 4.50%, 4/1/42	10,629,974

		$ 23,362,927

Insured-Public Education — 5.9%

$ 18,005	Alabama Public School and College Authority,
	(FSA), 2.50%, 12/1/27	$ 12,271,308
14,980	College of Charleston, SC, Academic and Administrative
	Facilities, (XLCA), 4.50%, 4/1/37	13,439,157
20,485	University of California, (FSA), 4.50%, 5/15/28	19,443,133
2,290	University of California, (MBIA), 4.75%, 5/15/37	2,209,369
3,045	University of Vermont and State Agricultural College,
	(MBIA), 4.00%, 10/1/35	2,564,560

		$ 49,927,527

Insured-Sewer Revenue — 3.3%

$ 13,670	Chicago, IL, Wastewater Transmission, (MBIA),
	0.00%, 1/1/23	$ 6,365,025
14,590	King County, WA, Sewer Revenue, (FGIC), 5.00%, 1/1/31	14,490,788
7,495	Marysville, OH, Wastewater Treatment System, (XLCA),
	4.75%, 12/1/46	6,667,552

		$ 27,523,365

Insured-Special Tax Revenue — 12.4%

$ 18,980	Houston, TX, Hotel Occupancy Tax, (AMBAC),
	0.00%, 9/1/24	$ 7,616,294
13,100	Massachusetts Bay Transportation Authority,
	Revenue Assessment, (MBIA), 4.00%, 7/1/33	10,984,088

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured Municipal Bond Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-Special Tax Revenue (continued)

$ 34,585	Metropolitan Pier and Exposition Authority,
	IL, (McCormick Place Expansion), (MBIA),
	0.00%, 12/15/34	$ 7,912,702
17,200	New York Convention Center Development Corp.,
	Hotel Occupancy Tax, (AMBAC), 4.75%, 11/15/45	16,308,868
20,150	New York Convention Center Development Corp.,
	Hotel Occupancy Tax, (AMBAC), 5.00%, 11/15/44	19,835,862
223,640	Puerto Rico Sales Tax Financing, (AMBAC),
	0.00%, 8/1/54	14,735,640
38,025	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/44	4,565,662
75,420	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/45	8,536,036
47,475	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/46	5,060,835
9,095	Utah Transportation Authority Sales Tax, (FSA),
	4.75%, 6/15/32(1)	8,876,993

		$ 104,432,980

Insured-Transportation — 31.4%

$ 21,640	Chicago, IL, (O’Hare International Airport), (FSA),
	4.75%, 1/1/34	$ 20,708,831
13,360	Chicago, IL, (O’Hare International Airport), (FSA),
	5.00%, 1/1/38	13,236,420
7,000	Clark County, NV, Airport Authority, (FGIC),
	5.00%, 7/1/36	6,733,230
10,070	Director of the State of Nevada
	Department of Business and Industry,
	(Las Vegas Monorail), (AMBAC), 0.00%, 1/1/23	3,758,225
3,100	Director of the State of Nevada
	Department of Business and Industry,
	(Las Vegas Monorail), (AMBAC), 0.00%, 1/1/28	828,351
20,000	Director of the State of Nevada
	Department of Business and Industry,
	(Las Vegas Monorail), (AMBAC), 5.375%, 1/1/40	16,319,200
10,200	E-470 Public Highway Authority, CO, (MBIA),
	0.00%, 9/1/21	4,964,340
25,000	E-470 Public Highway Authority, CO, (MBIA),
	0.00%, 9/1/39	3,705,250
11,935	Harris County, TX, Toll Road, Senior Lien, (MBIA),
	4.50%, 8/15/36	10,760,954
10,150	Maryland Transportation Authority, (FSA),
	4.50%, 7/1/41	9,300,141
10,000	Metropolitan Atlanta Rapid Transit Authority,
	(FSA), 4.50%, 7/1/32	9,235,100
21,965	Minneapolis and St. Paul, MN, Metropolitan Airports
	Commission, (FGIC), 4.50%, 1/1/32	19,442,539
24,600	New Jersey Transportation Trust Fund Authority,
	(Transportation System), (AMBAC), 5.00%, 12/15/25	25,264,692
4,205	North Texas Tollway Authority, (FSA),
	Prerefunded to 1/1/15, 4.50%, 1/1/38	4,454,356

Principal Amount
(000’s omitted)	Security	Value

Insured-Transportation (continued)

$ 10,000	Port Authority of New York and New Jersey, (FSA),
	5.00%, 8/15/26	$ 10,270,600
87,045	San Joaquin Hills, CA, Transportation Corridor
	Agency, (Toll Road Bonds), (MBIA), 0.00%, 1/15/25(2)	32,210,132
40,165	Texas Turnpike Authority, (AMBAC), 0.00%, 8/15/20	21,307,533
52,860	Texas Turnpike Authority, (AMBAC), 5.00%, 8/15/42	51,610,390

		$ 264,110,284

Insured-Utilities — 2.2%

$ 5,000	Illinois Development Finance Authority,
	(Peoples Gas, Light and Coke), (AMBAC),
	5.00%, 2/1/33	$ 4,929,700
15,360	Springfield, MO, Public Utility Revenue, (FGIC),
	4.50%, 8/1/36	13,900,493

		$ 18,830,193

Insured-Water and Sewer — 15.2%

$ 19,640	Atlanta, GA, Water and Wastewater, (MBIA),
	5.00%, 11/1/39	$ 19,402,356
4,815	Birmingham, AL, Waterworks and Sewer Board, (AMBAC),
	4.50%, 1/1/39	4,396,384
5,530	Birmingham, AL, Waterworks and Sewer Board, (AMBAC),
	4.50%, 1/1/43	5,002,051
2,750	Coral Springs, FL, Improvements District,
	Water and Sewer Revenue, (MBIA), 4.75%, 6/1/32	2,611,840
3,000	Coral Springs, FL, Improvements District,
	Water and Sewer Revenue, (MBIA), 4.75%, 6/1/37	2,823,990
6,095	East Baton Rouge, LA, Sewer Commission, (FSA),
	4.50%, 2/1/31	5,661,341
5,890	East Baton Rouge, LA, Sewer Commission, (FSA),
	4.50%, 2/1/36	5,400,011
1,230	Fort Lauderdale, FL, Water and Sewer, (MBIA),
	4.25%, 9/1/33	1,064,639
27,570	Houston Utility System, TX, (FSA), 5.00%, 11/15/33	27,610,252
15,870	Knoxville, TN, Wastewater System, (MBIA),
	4.00%, 4/1/40	12,937,383
40,120	Massachusetts Water Resources Authority, (AMBAC),
	4.00%, 8/1/40	32,857,076
8,650	Tampa Bay, FL, Regional Water Supply Authority, (FGIC),
	4.50%, 10/1/36	7,802,646

		$ 127,569,969

Insured-Water Revenue — 9.2%

$ 3,250	Baltimore, MD, (Water Projects), (FGIC),
	5.125%, 7/1/42	$ 3,192,573
53,595	Los Angeles, CA, Department of Water and Power,
	Water Revenue, (FGIC), 5.00%, 7/1/43	52,709,611

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured Municipal Bond Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-Water Revenue (continued)

$ 5,000	Metropolitan Water District, CA, (FGIC),
	5.00%, 10/1/33	$ 5,009,500
5,885	Metropolitan Water District, CA, (FGIC),
	5.00%, 10/1/36	5,893,416
10,710	San Luis Obispo County, CA, (Nacimiento Water Project),
	(MBIA), 4.50%, 9/1/40	9,645,854
1,185	West Wilson, TN, Utility District Waterworks,
	(MBIA), 4.00%, 6/1/32	990,269

$ 77,441,223

Other Revenue — 0.3%

$ 3,055	Main Street National Gas Inc., GA,
	5.50%, 9/15/27	$ 2,745,131

$ 2,745,131

Special Tax Revenue — 0.7%

$ 4,600	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.50%, 6/15/24	$ 4,432,468
1,750	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.50%, 6/15/31	1,628,568

$ 6,061,036

Total Tax-Exempt Investments — 172.2%
(identified cost $1,512,728,963)		$1,447,005,313

Other Assets, Less Liabilities — (1.7)%		$ (14,043,233)

Auction Preferred Shares Plus Cumulative
Unpaid Dividends — (70.5)%		$ (592,688,671)

Net Assets Applicable to
Common Shares — 100.0%		$ 840,273,409

AGC - Assured Guaranty Corp.

AMBAC - AMBAC Financial Group, Inc.

FGIC - Financial Guaranty Insurance Company

FSA - Financial Security Assurance, Inc.

MBIA - Municipal Bond Insurance Association

XLCA - XL Capital Assurance, Inc.

At March 31, 2008, the concentration of the Fund’s investments in the various states, determined as a percentage of net assets, is as follows:

California	40.3%
Texas	28.1%
Illinois	15.1%
New York	10.3%
Others, representing less than 10% individually	78.4%

The Fund invests primarily in debt securities issued by municipalities. The ability of the issuers of the debt securities to meet their obligations may be affected by economic developments in a specific industry or municipality. In order to reduce the risk associated with such economic developments, at March 31, 2008, 83.5% of total investments are backed by bond insurance of various financial institutions and financial guaranty assurance agencies. The aggregate percentage insured by an individual financial institution ranged from 3.3% to 25.7% of total investments.

(1)	When-issued security.

(2)	Security (or a portion thereof) has been segregated to cover payable for when-issued securities.

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured California Municipal Bond Fund as of March 31, 2008 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d )

Ta x - E x e m p t I n v e s t m e n t s — 1 6 7 . 3%

Principal Amount
(000’s omitted)	Security	Value

General Obligations — 5.7%

$ 6,165	California, 4.75%, 6/1/35	$ 5,814,643
9,975	California, 5.50%, 11/1/33	10,187,168

		$ 16,001,811

Hospital — 13.3%

$ 2,000	California Health Facilities Financing Authority,
	(Catholic Healthcare West), 5.25%, 7/1/23	$ 2,021,580
3,245	California Health Facilities Financing Authority,
	(Cedars-Sinai Medical Center), 5.00%, 11/15/34	3,047,379
10,900	California Statewide Communities Development Authority,
	(Huntington Memorial Hospital), 5.00%, 7/1/35	10,280,662
2,330	California Statewide Communities Development Authority,
	(John Muir Health), 5.00%, 8/15/34	2,202,735
3,650	California Statewide Communities Development Authority,
	(Kaiser Permanente), 5.00%, 3/1/41	3,360,664
3,850	California Statewide Communities Development Authority,
	(Kaiser Permanente), 5.25%, 3/1/45	3,660,618
4,000	Torrance Hospital, (Torrance Memorial Medical Center),
	5.50%, 6/1/31	3,989,280
2,100	Turlock, (Emanuel Medical Center, Inc.),
	5.375%, 10/15/34	1,890,861
3,165	Washington Township Health Care District, 5.00%, 7/1/32	2,972,315
1,000	Washington Township Health Care District, 5.00%, 7/1/37	926,920
3,005	Washington Township Health Care District, 5.25%, 7/1/29	2,968,730

		$ 37,321,744

Insured-Electric Utilities — 12.4%

$20,000	Anaheim Public Financing Authority,
	(Electric System Distribution Facilities), (MBIA),
	4.50%, 10/1/32	$ 18,361,000
6,950	Los Angeles, Department of Water & Power,
	Power Systems Revenue, (AMBAC), 5.00%, 7/1/26	7,083,579
4,000	Sacramento Municipal Electric Utility District, (FSA),
	5.00%, 8/15/28	4,029,440
5,380	Sacramento Municipal Electric Utility District, (MBIA),
	5.00%, 8/15/28	5,392,912

		$ 34,866,931

Insured-Escrowed / Prerefunded — 1.5%

$ 7,540	Foothill/Eastern, Transportation Corridor Agency,
	(FSA), Escrowed to Maturity, 0.00%, 1/1/21	$ 4,216,971

		$ 4,216,971

Principal Amount
(000’s omitted)	Security	Value

Insured-General Obligations — 34.5%

$ 4,260	Antelope Valley Community College District,
	(Election of 2004), (MBIA), 5.25%, 8/1/39	$ 4,334,550
17,495	Arcadia Unified School District, (FSA), 0.00%, 8/1/40	2,606,405
18,375	Arcadia Unified School District, (FSA), 0.00%, 8/1/41	2,582,606
2,840	Azusa Unified School District, (FSA), 0.00%, 7/1/25	1,142,305
6,030	Burbank Unified School District, (FGIC), 0.00%, 8/1/21	3,002,035
6,500	California, (AGC), 4.50%, 8/1/30	6,047,990
10,000	Chabot - Las Positas, Community College District,
	(AMBAC), 0.00%, 8/1/32	2,441,000
10,000	Chabot - Las Positas, Community College District,
	(AMBAC), 0.00%, 8/1/36	1,873,100
10,000	Chabot - Las Positas, Community College District,
	(AMBAC), 0.00%, 8/1/37	1,760,500
32,755	Chabot - Las Positas, Community College District,
	(AMBAC), 0.00%, 8/1/44	3,783,202
3,000	Chino Valley Unified School District,
	(FSA), 5.00%, 8/1/26	3,029,160
10,600	Coast Community College District, (Election of 2002),
	(FSA), 0.00%, 8/1/33	2,523,012
25,000	Coast Community College District, (Election of 2002),
	(FSA), 0.00%, 8/1/34	5,611,250
7,725	Escondido, (Election of 2004), (MBIA), 4.75%, 9/1/36	7,422,026
2,060	Huntington Beach, City School District,
	(FGIC), 0.00%, 8/1/25	784,242
2,140	Huntington Beach, City School District,
	(FGIC), 0.00%, 8/1/26	762,332
2,000	Jurupa Unified School District, (FGIC), 0.00%, 8/1/23	873,000
2,000	Jurupa Unified School District, (FGIC), 0.00%, 8/1/26	709,940
2,115	Los Angeles Unified School District, (FSA), 4.50%, 7/1/24	2,086,088
3,225	Modesto, High School District, Stanislaus County,
	(FGIC), 0.00%, 8/1/24	1,316,800
2,990	Oakland Unified School District, Alameda County,
	(Election of 2006), (FSA), 4.375%, 8/1/28	2,743,684
5,000	Riverside Unified School District, (FGIC), 5.00%, 2/1/27	4,987,550
10,000	San Diego Unified School District, (FGIC), 0.00%, 7/1/22	4,758,600
10,000	San Diego Unified School District, (FGIC), 0.00%, 7/1/23	4,463,600
8,000	San Juan Unified School District, (FSA), 0.00%, 8/1/21	4,130,400
5,240	San Mateo, Union High School District,
	(FGIC), 0.00%, 9/1/21	2,628,122
5,000	San Mateo County, Community College District,
	(FGIC), 0.00%, 9/1/22	2,358,700
4,365	San Mateo County, Community College District,
	(FGIC), 0.00%, 9/1/23	1,931,251
3,955	San Mateo County, Community College District,
	(FGIC), 0.00%, 9/1/25	1,526,867
2,740	Santa Ana Unified School District,
	(MBIA), 5.00%, 8/1/32	2,748,275

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured California Municipal Bond Fund as of March 31, 2008 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-General Obligations (continued)

$ 5,915	Santa Clara Unified School District, (Election of 2004),
	(FSA), 4.375%, 7/1/30	$ 5,434,288
3,825	Union Elementary School District, (FGIC),
	0.00%, 9/1/24	1,582,211
3,000	Ventura County, Community College District,
	(MBIA), 5.00%, 8/1/27	3,013,740

		$ 96,998,831

Insured-Hospital — 7.6%

$19,495	California Health Facilities Financing Authority,
	(Sutter Health), (MBIA), 5.00%, 8/15/38	$ 19,343,329
2,000	California Statewide Communities Development Authority,
	(Sutter Health), (AMBAC), 5.00%, 11/15/38	1,984,380

		$ 21,327,709

Insured-Lease Revenue / Certificates of
Participation — 11.3%

$11,915	California Public Works Board Lease Revenue,
	(California Community College),
	(FGIC), 4.00%, 10/1/30	$ 9,920,667
1,000	California Public Works Board Lease Revenue,
	(Department of General Services), (AMBAC),
	5.00%, 12/1/27	1,004,470
15,000	San Jose Financing Authority, (Civic Center),
	(AMBAC), 5.00%, 6/1/37	15,004,500
5,850	Shasta, Joint Powers Financing Authority,
	(County Administration Building), (MBIA),
	5.00%, 4/1/29	5,819,873

		$ 31,749,510

Insured-Other Revenue — 7.0%

$20,275	Golden State Tobacco Securitization Corp., (AGC),
	5.00%, 6/1/45	$ 19,674,252

		$ 19,674,252

Insured-Public Education — 8.1%

$ 1,000	California State University, (AMBAC), 5.125%, 11/1/26	$ 1,010,520
3,095	University of California, (FSA), 4.50%, 5/15/26	2,990,575
6,690	University of California, (FSA), 4.50%, 5/15/28	6,349,747
12,965	University of California, General Revenues,
	(FGIC), 4.75%, 5/15/37	12,431,490

		$ 22,782,332

Principal Amount
(000’s omitted)	Security	Value

Insured-Sewer Revenue — 6.5%

$18,350	Livermore-Amador Valley, Water Management Agency,
	(AMBAC), 5.00%, 8/1/31	$ 18,376,608

		$ 18,376,608

Insured-Special Assessment Revenue — 8.6%

$ 7,765	Ceres, Redevelopment Agency Tax, (AMBAC),
	4.00%, 11/1/36	$ 6,365,980
1,800	Murrieta Redevelopment Agency Tax, (MBIA),
	5.00%, 8/1/32	1,789,848
7,000	Pomona, Public Financing Authority, (MBIA),
	5.00%, 2/1/33	6,960,100
6,110	Santa Cruz County, Redevelopment Agency Tax,
	(MBIA), 5.00%, 9/1/35	6,028,920
3,000	Tustin Unified School District, (FSA), 5.00%, 9/1/38	2,990,550

		$ 24,135,398

Insured-Special Tax Revenue — 15.4%

$ 2,200	Hesperia Public Financing Authority, (Redevelopment and
	Housing Project), (XLCA), 5.00%, 9/1/31	$ 2,067,054
10,355	Hesperia Public Financing Authority, (Redevelopment and
	Housing Project), (XLCA), 5.00%, 9/1/37	9,575,683
2,500	North City, School Facility Financing Authority, (AMBAC),
	0.00%, 9/1/26	910,550
77,090	Puerto Rico Sales Tax Financing, (AMBAC), 0.00%, 8/1/54	5,079,460
13,095	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/44	1,572,317
25,980	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/45	2,940,416
16,350	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/46	1,742,910
925	San Francisco Bay Area Rapid Transportation District, Sales
	Tax Revenue, (AMBAC), 5.00%, 7/1/26	930,162
3,595	San Francisco Bay Area Rapid Transportation District, Sales
	Tax Revenue, (AMBAC), 5.00%, 7/1/31	3,570,302
1,850	San Francisco Bay Area Rapid Transportation District, Sales
	Tax Revenue, (AMBAC), 5.125%, 7/1/36	1,852,868
7,000	San Francisco Bay Area Rapid Transportation District, Sales
	Tax Revenue, (FSA), 4.25%, 7/1/36	6,033,580
8,425	San Jose Redevelopment Agency, (Merged Area),
	(XLCA), 4.25%, 8/1/36	7,123,675

		$ 43,398,977

Insured-Transportation — 6.3%

$ 3,000	Puerto Rico Highway and Transportation Authority,
	(FGIC), 5.25%, 7/1/39	$ 2,871,150
13,940	Sacramento County, Airport System, (FSA),
	5.00%, 7/1/27	14,023,779

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured California Municipal Bond Fund as of March 31, 2008 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-Transportation (continued)

$ 3,445	San Joaquin Hills, Transportation Corridor Agency,
	(MBIA), 0.00%, 1/15/30	$ 905,002

		$ 17,799,931

Insured-Utilities — 5.3%

$14,750	Los Angeles, Department of Water and Power,
	(MBIA), 5.125%, 7/1/41	$ 14,790,415

		$ 14,790,415

Insured-Water Revenue — 22.8%

$ 8,180	California Water Resource, (Central Valley),
	(FGIC), 5.00%, 12/1/29(1)	$ 8,192,924
2,955	Calleguas Las Virgenes Public Financing Authority,
	(Municipal Water District), (MBIA), 4.25%, 7/1/32	2,621,055
7,065	Calleguas Las Virgenes Public Financing Authority,
	(Municipal Water District), (FGIC), 4.75%, 7/1/37	6,773,639
5,500	Contra Costa, Water District, (FSA), 4.50%, 10/1/31	5,151,190
7,835	Los Angeles, Department of Water and Power,
	Water Revenue, (FGIC), 5.00%, 7/1/43	7,705,566
10,000	Metropolitan Water District, (FGIC), 5.00%, 10/1/36	10,014,300
1,750	San Diego, (Water Utility Fund), (FGIC), 4.75%, 8/1/28	1,707,528
8,330	San Francisco City and County Public Utilities Commission,
	(FSA), 4.25%, 11/1/33	7,396,040
7,500	San Luis Obispo County, (Nacimiento Water Project),
	(MBIA), 4.50%, 9/1/40	6,754,800
9,500	Santa Clara Valley Water District, (FSA), 3.75%, 6/1/28	7,875,595

		$ 64,192,637

Lease Revenue / Certificates of Participation — 1.0%

$ 2,570	Sacramento City Financing Authority, 5.40%, 11/1/20	$ 2,787,448

		$ 2,787,448

Total Tax-Exempt Investments — 167.3%
(identified cost $490,638,740)		$ 470,421,505

Other Assets, Less Liabilities — 2.1%		$ 5,898,055

Auction Preferred Shares Plus Cumulative
Unpaid Dividends — (69.4)%		$(195,086,243)

Net Assets Applicable to
Common Shares — 100.0%		$ 281,233,317

AGC - Assured Guaranty Corp.

AMBAC - AMBAC Financial Group, Inc.

FGIC - Financial Guaranty Insurance Company

FSA - Financial Security Assurance, Inc.

MBIA - Municipal Bond Insurance Association

XLCA - XL Capital Assurance, Inc.

The Fund invests primarily in debt securities issued by California municipalities. The ability of the issuers of the debt securities to meet their obligations may be affected by economic developments in a specific industry or municipality. In order to reduce the risk associated with such economic developments, at March 31, 2008, 88.1% of total investments are backed by bond insurance of various financial institutions and financial guaranty assurance agencies. The aggregate percentage insured by an individual financial institution ranged from 4.0% to 23.9% of total investments.

(1)	Security (or a portion thereof) has been segregated to cover margin requirements on open financial futures contracts.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured New York Municipal Bond Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d )

Ta x - E x e m p t I n v e s t m e n t s — 1 6 7 . 3%
Principal Amount
(000’s omitted)	Security	Value

Electric Utilities — 0.9%

$ 1,950	Long Island Power Authority, Electric System Revenue,
	5.00%, 9/1/27	$ 1,942,726

$ 1,942,726

Escrowed / Prerefunded — 0.4%

$ 735	New York City, Prerefunded to 6/1/12,
	5.25%, 6/1/27	$ 804,355

$ 804,355

General Obligations — 4.4%

$ 3,500	New York City, 5.25%, 8/15/26	$ 3,568,075
2,340	New York City, 5.25%, 6/1/27	2,367,729
1,500	New York City, 5.25%, 1/15/28	1,522,050
1,805	New York City, 5.25%, 1/15/33	1,811,660

$ 9,269,514

Hospital — 0.3%

$ 640	New York Dormitory Authority, (Lenox Hill Hospital),
	5.50%, 7/1/30	$ 597,715

$ 597,715

Industrial Development Revenue — 3.0%

$ 4,645	Liberty Development Corp., (Goldman Sachs Group, Inc.),
	5.25%, 10/1/35	$ 4,706,082
1,485	Liberty Development Corp., (Goldman Sachs Group, Inc.),
	5.50%, 10/1/37	1,558,760

$ 6,264,842

Insured-Electric Utilities — 7.9%

$ 6,730	Long Island Power Authority, (AMBAC), 5.00%, 9/1/34	$ 6,710,146
3,685	Long Island Power Authority, Electric System Revenue,
	(MBIA), 4.25%, 5/1/33	3,244,348
7,210	New York Power Authority, (MBIA), 4.50%, 11/15/47	6,519,570

$ 16,474,064

Insured-General Obligations — 0.9%

$ 1,750	New York Dormitory Authority, (School Districts
	Financing Program), (MBIA), 5.00%, 10/1/30	$ 1,755,583

$ 1,755,583

Principal Amount
(000’s omitted)	Security	Value

Insured-Hospital — 16.7%

$15,500	New York City Health and Hospital Corp.,
	(Health Systems), (AMBAC), 5.00%, 2/15/23	$ 15,746,760
2,240	New York Dormitory Authority,
	(Health Quest Systems), (AGC), 5.125%, 7/1/37	2,242,262
6,800	New York Dormitory Authority,
	(Maimonides Medical Center), (MBIA), 5.00%, 8/1/33	6,803,196
10,000	New York Dormitory Authority,
	(Presbyterian Hospital), (FSA), 5.25%, 2/15/31	10,128,900

		$ 34,921,118

Insured-Lease Revenue / Certificates of
Participation — 7.2%

$ 8,955	Hudson Yards Infrastructure Corp., (FGIC),
	5.00%, 2/15/47	$ 8,661,186
7,120	Hudson Yards Infrastructure Corp., (MBIA),
	4.50%, 2/15/47	6,436,765

		$ 15,097,951

Insured-Other Revenue — 8.7%

$ 5,535	New York City Cultural Resource Trust, (American Museum
	of Natural History), (MBIA), 5.00%, 7/1/44	$ 5,488,727
3,030	New York City Industrial Development Agency, (Queens
	Baseball Stadium), (AMBAC), 4.75%, 1/1/42	2,839,019
2,465	New York City Industrial Development Agency, (Queens
	Baseball Stadium), (AMBAC), 5.00%, 1/1/39	2,426,743
8,000	New York City Industrial Development Agency, (Yankee
	Stadium), (MBIA), 4.75%, 3/1/46	7,492,640

		$ 18,247,129

Insured-Private Education — 29.2%

$ 4,000	Madison County Industrial Development Agency,
	(Colgate University), (MBIA), 5.00%, 7/1/39	$ 3,990,280
16,500	New York City Industrial Development Agency,
	(New York University), (AMBAC), 5.00%, 7/1/41	16,419,150
11,500	New York Dormitory Authority, (Brooklyn Law School),
	(XLCA), 5.125%, 7/1/30	11,491,490
2,225	New York Dormitory Authority, (FIT Student Housing Corp.),
	(FGIC), 5.125%, 7/1/26	2,473,110
4,250	New York Dormitory Authority, (New York University),
	(AMBAC), 5.00%, 7/1/31	4,254,718
4,500	New York Dormitory Authority, (New York University),
	(AMBAC), 5.00%, 7/1/41	4,477,950
13,585	New York Dormitory Authority, (Rochester Institute of
	Technology), (AMBAC), 5.25%, 7/1/32	13,624,804
8,205	Oneida County Industrial Development Agency,
	(Hamilton College), (MBIA), 0.00%, 7/1/34	1,875,089

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured New York Municipal Bond Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-Private Education (continued)

$ 8,455	Oneida County Industrial Development Agency,
	(Hamilton College), (MBIA), 0.00%, 7/1/36	$ 1,711,123
4,000	Oneida County Industrial Development Agency,
	(Hamilton College), (MBIA), 0.00%, 7/1/37	762,400

		$ 61,080,114

Insured-Solid Waste — 1.4%

$ 1,790	Ulster County, Resource Recovery Agency, Solid Waste
	System, (AMBAC), 0.00%, 3/1/21	$ 948,235
1,090	Ulster County, Resource Recovery Agency, Solid Waste
	System, (AMBAC), 0.00%, 3/1/23	512,017
3,735	Ulster County, Resource Recovery Agency, Solid Waste
	System, (AMBAC), 0.00%, 3/1/25	1,531,499

		$ 2,991,751

Insured-Special Tax Revenue — 33.5%

$14,560	Metropolitan Transportation Authority, Petroleum Tax Fund,
	(FSA), 5.00%, 11/15/32(1)	$ 14,497,829
10,000	New York City, Transitional Finance Authority, (FGIC),
	(FSA), 5.00%, 7/15/31	10,062,900
4,000	New York Convention Center Development Corp., Hotel
	Occupancy Tax, (AMBAC), 4.75%, 11/15/45	3,792,760
13,335	New York Convention Center Development Corp., Hotel
	Occupancy Tax, (AMBAC), 5.00%, 11/15/44	13,127,107
3,000	Puerto Rico Infrastructure Financing Authority, (AMBAC),
	0.00%, 7/1/36	551,700
10,000	Puerto Rico Infrastructure Financing Authority, (FGIC),
	0.00%, 7/1/32	2,365,500
54,630	Puerto Rico Sales Tax Financing, (AMBAC),
	0.00%, 8/1/54	3,599,571
83,445	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/44	10,019,241
18,440	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/45	2,087,039
11,605	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/46	1,237,093
8,620	Sales Tax Asset Receivables Corp., (AMBAC),
	5.00%, 10/15/29	8,686,719

		$ 70,027,459

Insured-Transportation — 32.0%

$22,500	Metropolitan Transportation Authority, (FSA),
	5.00%, 11/15/30	$ 22,600,125
5,600	Port Authority of New York and New Jersey, (FSA),
	5.00%, 8/15/24	5,811,904
11,000	Port Authority of New York and New Jersey, (FSA),
	5.00%, 8/15/33	11,114,180

Principal Amount
(000’s omitted)	Security	Value

Insured-Transportation (continued)

$ 3,145	Puerto Rico Highway and Transportation Authority, (MBIA),
	5.00%, 7/1/33	$ 3,118,016
24,150	Triborough Bridge and Tunnel Authority, (MBIA),
	5.00%, 11/15/32	24,207,960

$ 66,852,185

Insured-Water and Sewer — 10.0%

$ 6,615	New York City Municipal Water Finance Authority,
	(Water and Sewer System), (AMBAC), 5.00%, 6/15/38	$ 6,538,266
10,000	New York City Municipal Water Finance Authority,
	(Water and Sewer System), (MBIA), 5.125%, 6/15/34	10,019,800
4,580	Suffolk County Water Authority, (MBIA), 4.50%, 6/1/32	4,353,015

$ 20,911,081

Lease Revenue / Certificates of Participation — 6.8%

$ 4,000	Metropolitan Transportation Authority, Lease Contract,
	5.125%, 1/1/29	$ 4,006,480
10,000	New York Dormitory Authority, (North General Hospital),
	5.00%, 2/15/25	10,128,700

$ 14,135,180

Private Education — 2.3%

$ 1,630	Madison County Industrial Development Agency,
	(Colgate University), 5.00%, 7/1/33	$ 1,634,352
3,065	Rensselaer County Industrial Development Agency,
	(Rensselaer Polytech Institute), 5.125%, 8/1/27	3,073,613

$ 4,707,965

Water Revenue — 1.7%

$ 3,750	New York State Environmental Facilities Corp., Clean Water,
	(Municipal Water Finance), 4.50%, 6/15/36	$ 3,489,300

$ 3,489,300

Total Tax-Exempt Investments — 167.3%
(identified cost $358,388,772)		$ 349,570,032

Other Assets, Less Liabilities — 0.9%		$ 1,863,638

Auction Preferred Shares Plus Cumulative
Unpaid Dividends — (68.2)%		$(142,531,512)

Net Assets Applicable to
Common Shares — 100.0%		$ 208,902,158

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured New York Municipal Bond Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

AGC - Assured Guaranty Corp.

AMBAC - AMBAC Financial Group, Inc.

FGIC - Financial Guaranty Insurance Company

FSA - Financial Security Assurance, Inc.

MBIA - Municipal Bond Insurance Association

XLCA - XL Capital Assurance, Inc.

The Fund invests primarily in debt securities issued by New York municipalities. The ability of the issuers of the debt securities to meet their obligations may be affected by economic developments in a specific industry or municipality. In order to reduce the risk associated with such economic developments, at March 31, 2008, 88.2% of total investments are backed by bond insurance of various financial institutions and financial guaranty assurance agencies. The aggregate percentage insured by an individual financial institution ranged from 0.6% to 30.3% of total investments.

(1)	Security (or a portion thereof) has been segregated to cover margin requirements on open financial futures contracts.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds   a s   o f   M a r c h   3 1 ,   2 0 0 8

F I N A N C I A L   S T A T E M E N T S   ( U n a u d i t e d )

S t a t e m e n t s   o f   A s s e t s   a n d   L i a b i l i t i e s

As of March 31, 2008
	Insured Municipal Fund	Insured California Fund	Insured New York Fund

Assets

Investments —
Identified cost	$1,512,728,963	$490,638,740	$358,388,772
Unrealized depreciation	(65,723,650)	(20,217,235)	(8,818,740)

Investments, at value	$1,447,005,313	$470,421,505	$349,570,032

Cash	$ 2,032,256	$ 2,957,303	$ —
Receivable for investments sold	1,559,693	84,044	—
Receivable from the transfer agent	246,360	—	—
Interest receivable	17,572,155	5,476,014	4,251,718
Prepaid expenses	30,585	14,526	15,236

Total assets	$1,468,446,362	$478,953,392	$353,836,986

Liabilities

Payable for daily variation margin on open financial futures contracts	$ —	$ 109,440	$ 44,360
Payable for open interest rate swap contracts	6,775,718	2,215,277	1,504,990
Payable for when-issued securities	27,868,447	—	—
Due to custodian	—	—	617,099
Payable to affiliate for Trustees’ fees	2,700	1,129	866
Payable to affiliate for investment adviser fee	493,981	164,023	120,919
Accrued expenses	343,436	143,963	115,082

Total liabilities	$ 35,484,282	$ 2,633,832	$ 2,403,316

Auction preferred shares at liquidation value plus cumulative unpaid dividends	$ 592,688,671	$195,086,243	$142,531,512

Net assets applicable to common shares	$ 840,273,409	$281,233,317	$208,902,158

Sources of Net Assets

Common shares, $0.01 par value, unlimited number of shares authorized	$ 648,169	$ 216,516	$ 157,332
Additional paid-in capital	914,858,596	305,498,498	221,852,977
Accumulated net realized loss (computed on the basis of identified cost)	(8,066,999)	(1,632,979)	(1,984,656)
Accumulated undistributed (distributions in excess of) net investment income	5,333,011	1,204,269	(90,736)
Net unrealized depreciation (computed on the basis of identified cost)	(72,499,368)	(24,052,987)	(11,032,759)

Net assets applicable to common shares	$ 840,273,409	$281,233,317	$208,902,158

Auction Preferred Shares Issued and Outstanding
(Liquidation preference of $25,000 per share)

	23,700	7,800	5,700

Common Shares Outstanding

	64,816,891	21,651,554	15,733,205

Net Asset Value Per Common Share

Net assets applicable to common shares ÷ common shares issued and outstanding	$ 12.96	$ 12.99	$ 13.28

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S ( U n a u d i t e d ) C O N T ’ D S t a t e m e n t s o f O p e r a t i o n s

For the Six Months Ended March 31, 2008
	Insured Municipal Fund	Insured California Fund	Insured New York Fund

Investment Income

Interest	$ 37,220,196	$ 12,257,243	$ 8,881,631

Total investment income	$ 37,220,196	$ 12,257,243	$ 8,881,631

Expenses

Investment adviser fee	$ 4,944,066	$ 1,634,844	$ 1,191,915
Trustees’ fees and expenses	15,020	10,251	7,855
Legal and accounting services	39,873	27,667	27,005
Printing and postage	63,570	16,242	13,830
Custodian fee	279,609	109,698	109,753
Transfer and dividend disbursing agent fees	30,420	29,553	29,137
Preferred shares remarketing agent fee	740,625	243,750	182,030
Miscellaneous	40,589	22,124	19,115

Total expenses	$ 6,153,772	$ 2,094,129	$ 1,580,640

Deduct —
Reduction of custodian fee	$ 91,970	$ 23,067	$ 30,055
Reduction of investment adviser fee	1,825,501	603,635	440,092

Total expense reductions	$ 1,917,471	$ 626,702	$ 470,147

Net expenses	$ 4,236,301	$ 1,467,427	$ 1,110,493

Net investment income	$ 32,983,895	$ 10,789,816	$ 7,771,138

Realized and Unrealized Gain (Loss)

Net realized gain (loss) —
Investment transactions (identified cost basis)	$ 2,830,293	$ 1,216,503	$ 774,723
Financial futures contracts	(1,367,840)	(493,656)	(656,300)
Interest rate swap contracts	(9,938,323)	(2,703,369)	(1,737,848)

Net realized loss	$ (8,475,870)	$ (1,980,522)	$ (1,619,425)

Change in unrealized appreciation (depreciation) —
Investments (identified cost basis)	$(107,155,564)	$(31,344,684)	$(19,755,535)
Financial futures contracts	(313,290)	(1,740,324)	(773,367)
Interest rate swap contracts	(7,195,171)	(2,352,149)	(1,588,998)

Net change in unrealized appreciation (depreciation)	$(114,664,025)	$(35,437,157)	$ (22,117,900)

Net realized and unrealized loss	$(123,139,895)	$(37,417,679)	$ (23,737,325)

Distributions to preferred shareholders
From net investment income	$ (7,823,568)	$ (1,925,573)	$ (2,471,837)
From net realized gain	(3,284,630)	(2,039,505)	—

Net decrease in net assets from operations	$(101,264,198)	$(30,592,941)	$ (18,438,024)

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds   a s   o f   M a r c h   3 1 ,   2 0 0 8

F I N A N C I A L   S T A T E M E N T S   ( U n a u d i t e d )   C O N T ’ D

S t a t e m e n t s o f C h a n g e s i n N e t A s s e t s

For the Six Months Ended March 31, 2008

Increase (Decrease) in Net Assets	Insured Municipal Fund	Insured California Fund	Insured New York Fund

From operations —
Net investment income	$ 32,983,895	$ 10,789,816	$ 7,771,138
Net realized loss from investment transactions, financial futures contracts and
interest rate swap contracts	(8,475,870)	(1,980,522)	(1,619,425)
Net change in unrealized appreciation (depreciation) from investments,
financial futures contracts and interest rate swap contracts	(114,664,025)	(35,437,157)	(22,117,900)
Distributions to preferred shareholders —
From net investment income	(7,823,568)	(1,925,573)	(2,471,837)
From net realized gain	(3,284,630)	(2,039,505)	—

Net decrease in net assets from operations	$(101,264,198)	$ (30,592,941)	$ (18,438,024)

Distributions to common shareholders —
From net investment income	$ (24,963,045)	$ (7,835,168)	$ (5,550,383)
From net realized gain	(12,085,094)	(4,998,907)	—

Total distributions to common shareholders	$ (37,048,139)	$ (12,834,075)	$ (5,550,383)

Capital share transactions
Reinvestment of distributions to common shareholders	$ 1,179,689	$ 152,537	$ 266,475

Net increase in net assets from capital share transactions	$ 1,179,689	$ 152,537	$ 266,475

Net decrease in net assets	$(137,132,648)	$ (43,274,479)	$ (23,721,932)

Net Assets Applicable to Common Shares

At beginning of period	$ 977,406,057	$324,507,796	$232,624,090

At end of period	$ 840,273,409	$281,233,317	$208,902,158

Accumulated undistributed (distributions in excess of)
net investment income included in net assets
applicable to common shares

At end of period	$ 5,333,011	$ 1,204,269	$ (90,736)

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D S t a t e m e n t s o f C h a n g e s i n N e t A s s e t s

For the Year Ended September 30, 2007

Increase (Decrease) in Net Assets	Insured Municipal Fund	Insured California Fund	Insured New York Fund

From operations —
Net investment income	$ 67,924,521	$ 22,148,276	$ 15,896,503
Net realized gain from investment transactions, financial futures contracts and
interest rate swap contracts	14,993,694	9,180,858	2,348,730
Net change in unrealized appreciation (depreciation) from investments,
financial futures contracts and interest rate swap contracts	(42,103,561)	(15,082,041)	(7,550,401)
Distributions to preferred shareholders —
From net investment income	(14,559,631)	(6,400,688)	(4,744,586)
From net realized gain	(7,288,367)	—	—

Net increase in net assets from operations	$ 18,966,656	$ 9,846,405	$ 5,950,246

Distributions to common shareholders —
From net investment income	$ (49,857,665)	$ (15,986,232)	$ (11,230,453)
From net realized gain	(21,466,335)	—	—

Total distributions to common shareholders	$ (71,324,000)	$ (15,986,232)	$ (11,230,453)

Capital share transactions
Reinvestment of distributions to common shareholders	$ 1,404,598	$ 183,159	$ 240,028

Net increase in net assets from capital share transactions	$ 1,404,598	$ 183,159	$ 240,028

Net decrease in net assets	$ (50,952,746)	$ (5,956,668)	$ (5,040,179)

Net Assets Applicable to Common Shares

At beginning of year	$1,028,358,803	$330,464,464	$237,664,269

At end of year	$ 977,406,057	$324,507,796	$232,624,090

Accumulated undistributed net investment income included in
net assets applicable to common shares

At end of year	$ 5,135,729	$ 175,194	$ 160,346

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

Selected data for a common share outstanding during the periods stated
			Insured Municipal Fund

	Six Months Ended		Year Ended September 30,
	March 31, 2008
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)

Net asset value — Beginning of period (Common shares)	$15.100	$15.910	$15.320	$14.750	$14.670	$14.810

Income (loss) from operations

Net investment income	$ 0.509	$ 1.050	$ 1.060	$ 1.059	$ 1.084	$ 1.041
Net realized and unrealized gain (loss)	(1.904)	(0.419)	0.696	0.611	0.043	0.009
Distributions to preferred shareholders
From net investment income	(0.121)	(0.225)	(0.270)	(0.174)	(0.109)	(0.091)
From net realized gain	(0.051)	(0.113)	(0.014)	—	—	—

Total income (loss) from operations	$ (1.567)	$ 0.293	$ 1.472	$ 1.496	$ 1.018	$ 0.959

Less distributions to common shareholders

From net investment income	$ (0.386)	$ (0.771)	$ (0.813)	$ (0.926)	$ (0.938)	$ (0.908)
From net realized gain	(0.187)	(0.332)	(0.069)	—	—	—

Total distributions to common shareholders	$ (0.573)	$ (1.103)	$ (0.882)	$ (0.926)	$ (0.938)	$ (0.908)

Preferred and Common shares offering costs
charged to paid-in capital	$ —	$ —	$ —	$ —	$ —	$ (0.007)

Preferred shares underwriting discounts	$ —	$ —	$ —	$ —	$ —	$ (0.184)

Net asset value — End of period (Common shares)	$12.960	$15.100	$15.910	$15.320	$14.750	$14.670

Market value — End of period (Common shares)	$13.130	$15.310	$15.220	$15.050	$13.950	$13.580

Total Investment Return on Net Asset Value(2)	(10.60)%(7)	1.87%	10.21%	10.70%	7.58%	5.67%

Total Investment Return on Market Value(2)	(10.64)%(7)	7.97%	7.32%	14.98%	9.91%	(3.42)%

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

Selected data for a common share outstanding during the periods stated
			Insured Municipal Fund

	Six Months Ended		Year Ended September 30,
	March 31, 2008
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)

Ratios/Supplemental Data

Net assets applicable to common shares, end of period (000’s omitted)	$840,273	$977,406	$1,028,359	$989,850	$953,231	$947,812
Ratios (As a percentage of average net assets applicable to common shares):(3)
Expenses before custodian fee reduction	0.93%(4)	0.79%	0.79%	0.78%	0.77%	0.75%
Expenses after custodian fee reduction	0.91%(4)	0.78%	0.78%	0.77%	0.77%	0.73%
Net investment income	7.11%(4)	6.76%	6.91%	6.97%	7.41%	7.20%
Portfolio Turnover	28%	39%	56%	51%	37%	63%

The ratios reported above are based on net assets applicable solely to common shares. The ratios based on net assets, including amounts related to preferred shares, are as follows:
Ratios (As a percentage of average total net assets applicable to common shares and preferred shares):(3)
Expenses before custodian fee reduction	0.57%(4)	0.50%	0.49%	0.48%	0.47%	0.47%
Expenses after custodian fee reduction	0.56%(4)	0.49%	0.49%	0.48%	0.47%	0.46%
Net investment income	4.34%(4)	4.25%	4.33%	4.35%	4.56%	4.54%

Senior Securities:
Total preferred shares outstanding	23,700	23,700	23,700	23,700	23,700	23,700
Asset coverage per preferred share(5)	$ 60,463	$ 66,250	$ 68,397	$ 66,769	$ 65,233	$ 65,008
Involuntary liquidation preference per preferred share(6)	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000
Approximate market value per preferred share(6)	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000

(1)	Per share net investment income was computed using average common shares outstanding.

(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested.

(3)	Ratios do not reflect the effect of dividend payments to preferred shareholders.

(4)	Annualized.

(5)	Calculated by subtracting the Fund’s total liabilities (not including the preferred shares) from the Fund’s total assets, and dividing this by the number of preferred shares outstanding.

(6)	Plus accumulated and unpaid dividends.

(7)	Not annualized.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

Selected data for a common share outstanding during the periods stated
			Insured California Fund

	Six Months Ended		Year Ended September 30,
	March 31, 2008
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)

Net asset value — Beginning of period (Common shares)	$15.000	$15.280	$14.690	$14.250	$14.180	$14.760

Income (loss) from operations

Net investment income	$ 0.499	$ 1.024	$ 1.015	$ 1.011	$ 1.033	$ 0.993
Net realized and unrealized gain (loss)	(1.733)	(0.269)	0.598	0.444	0.021	(0.402)
Distributions to preferred shareholders
From net investment income	(0.089)	(0.296)	(0.259)	(0.162)	(0.084)	(0.078)
From net realized gain	(0.094)	—	—	—	—	—

Total income (loss) from operations	$ (1.417)	$ 0.459	$ 1.354	$ 1.293	$ 0.970	$ 0.513

Less distributions to common shareholders

From net investment income	$ (0.362)	$ (0.739)	$ (0.764)	$ (0.853)	$ (0.900)	$ (0.901)
From net realized gain	(0.231)	—	—	—	—	—

Total distributions to common shareholders	$ (0.593)	$ (0.739)	$ (0.764)	$ (0.853)	$ (0.900)	$ (0.901)

Preferred and Common shares offering costs
charged to paid-in capital	$ —	$ —	$ —	$ —	$ —	$ (0.011)

Preferred shares underwriting discounts	$ —	$ —	$ —	$ —	$ —	$ (0.181)

Net asset value — End of period (Common shares)	$12.990	$15.000	$15.280	$14.690	$14.250	$14.180

Market value — End of period (Common shares)	$13.550	$14.720	$14.840	$13.920	$13.730	$13.410

Total Investment Return on Net Asset Value(2)	(9.61)%(7)	3.10%	9.85%	9.58%	7.34%	2.58%

Total Investment Return on Market Value(2)	(3.92)%(7)	4.18%	12.58%	7.77%	9.36%	(4.54)%

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

Selected data for a common share outstanding during the periods stated
			Insured California Fund

	Six Months Ended		Year Ended September 30,
	March 31, 2008
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)

Ratios/Supplemental Data

Net assets applicable to common shares, end of period (000’s omitted)	$281,233	$324,508	$330,464	$317,785	$308,277	$306,656
Ratios (As a percentage of average net assets applicable to common shares):(3)
Expenses before custodian fee reduction	0.97%(4)	0.81%	0.85%	0.84%	0.83%	0.80%
Expenses after custodian fee reduction	0.95%(4)	0.81%	0.84%	0.83%	0.83%	0.77%
Net investment income	7.02%(4)	6.73%	6.85%	6.93%	7.23%	7.02%
Portfolio Turnover	12%	27%	24%	16%	24%	38%

The ratios reported above are based on net assets applicable solely to common shares. The ratios based on net assets, including amounts related to preferred shares, are as follows:
Ratios (As a percentage of average total net assets applicable to common shares and preferred shares):(3)
Expenses before custodian fee reduction	0.59%(4)	0.51%	0.53%	0.52%	0.51%	0.50%
Expenses after custodian fee reduction	0.58%(4)	0.51%	0.52%	0.51%	0.51%	0.48%
Net investment income	4.29%(4)	4.22%	4.26%	4.28%	4.43%	4.42%

Senior Securities:
Total preferred shares outstanding	7,800	7,800	7,800	7,800	7,800	7,800
Asset coverage per preferred share(5)	$ 61,067	$ 66,613	$ 67,375	$ 65,745	$ 64,524	$ 64,316
Involuntary liquidation preference per preferred share(6)	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000
Approximate market value per preferred share(6)	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000

(1)	Per share net investment income was computed using average common shares outstanding.

(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested.

(3)	Ratios do not reflect the effect of dividend payments to preferred shareholders.

(4)	Annualized.

(5)	Calculated by subtracting the Fund’s total liabilities (not including the preferred shares) from the Fund’s total assets, and dividing this by the number of preferred shares outstanding.

(6)	Plus accumulated and unpaid dividends.

(7)	Not annualized.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

Selected data for a common share outstanding during the periods stated
			Insured New York Fund

	Six Months Ended		Year Ended September 30,
	March 31, 2008
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)

Net asset value — Beginning of period (Common shares)	$14.800	$15.140	$14.730	$14.390	$14.480	$14.690

Income (loss) from operations

Net investment income	$ 0.494	$ 1.012	$ 1.010	$ 1.002	$ 1.019	$ 0.981
Net realized and unrealized gain (loss)	(1.504)	(0.335)	0.424	0.349	(0.120)	(0.006)(2)
Distributions to preferred shareholders
From net investment income	(0.157)	(0.302)	(0.268)	(0.167)	(0.089)	(0.090)

Total income (loss) from operations	$ (1.167)	$ 0.375	$ 1.166	$ 1.184	$ 0.810	$ 0.885

Less distributions to common shareholders

From net investment income	$ (0.353)	$ (0.715)	$ (0.756)	$ (0.844)	$ (0.900)	$ (0.900)

Total distributions to common shareholders	$ (0.353)	$ (0.715)	$ (0.756)	$ (0.844)	$ (0.900)	$ (0.900)

Preferred and Common shares offering costs
charged to paid-in capital	$ —	$ —	$ —	$ —	$ —	$ (0.013)

Preferred shares underwriting discounts	$ —	$ —	$ —	$ —	$ —	$ (0.182)

Net asset value — End of period (Common shares)	$13.280	$14.800	$15.140	$14.730	$14.390	$14.480

Market value — End of period (Common shares)	$13.420	$14.500	$14.650	$13.680	$13.860	$13.450

Total Investment Return on Net Asset Value(3)	(7.96)%(8)	2.59%	8.41%	8.77%	6.10%	5.09%

Total Investment Return on Market Value(3)	(5.05)%(8)	3.87%	12.95%	4.88%	10.02%	(4.78)%

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

Selected data for a common share outstanding during the periods stated
			Insured New York Fund

	Six Months Ended		Year Ended September 30,
	March 31, 2008
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)

Ratios/Supplemental Data

Net assets applicable to common shares, end of period (000’s omitted)	$208,902	$232,624	$237,664	$231,161	$225,972	$227,266
Ratios (As a percentage of average net assets applicable to common shares):(4)
Expenses before custodian fee reduction	1.02%(5)	0.86%	0.88%	0.87%	0.86%	0.83%
Expenses after custodian fee reduction	0.99%(5)	0.85%	0.88%	0.86%	0.85%	0.79%
Net investment income	6.94%(5)	6.72%	6.86%	6.81%	7.11%	6.83%
Portfolio Turnover	25%	28%	14%	23%	33%	64%

The ratios reported above are based on net assets applicable solely to common shares. The ratios based on net assets, including amounts related to preferred shares, are as follows:
Ratios (As a percentage of average total net assets applicable to common shares and preferred shares):(4)
Expenses before custodian fee reduction	0.62%(5)	0.54%	0.55%	0.54%	0.52%	0.52%
Expenses after custodian fee reduction	0.61%(5)	0.53%	0.54%	0.53%	0.52%	0.50%
Net investment income	4.24%(5)	4.19%	4.24%	4.21%	4.35%	4.31%

Senior Securities:
Total preferred shares outstanding	5,700	5,700	5,700	5,700	5,700	5,700
Asset coverage per preferred share(6)	$ 61,655	$ 65,823	$ 66,705	$ 65,560	$ 64,646	$ 64,884
Involuntary liquidation preference per preferred share(7)	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000
Approximate market value per preferred share(7)	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000

(1)	Per share net investment income was computed using average common shares outstanding.

(2)	The per share amount is not in accord with the net realized and unrealized gain (loss) on investments for the period because of the timing of sales of Fund shares and the amount of the per share realized and unrealized gains and losses at such time.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested.

(4)	Ratios do not reflect the effect of dividend payments to preferred shareholders.

(5)	Annualized.

(6)	Calculated by subtracting the Fund’s total liabilities (not including the preferred shares) from the Fund’s total assets, and dividing this by the number of preferred shares outstanding.

(7)	Plus accumulated and unpaid dividends.

(8)	Not annualized.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T S ( U n a u d i t e d )

1 Significant Accounting Policies

Eaton Vance Insured Municipal Bond Fund (Insured Municipal Fund), Eaton Vance Insured California Municipal Bond Fund (Insured California Fund) and Eaton Vance Insured New York Municipal Bond Fund (Insured New York Fund), (each individually referred to as the Fund, and collectively, the Funds), are Massachusetts business trusts registered under the Investment Company Act of 1940, as amended (the 1940 Act), as non-diversified, closed-end management investment companies. Each Fund seeks to provide current income exempt from regular federal income tax, including alternative minimum tax, and, in state specific funds, taxes in its specified state.

The following is a summary of significant accounting policies of the Funds. The policies are in conformity with accounting principles generally accepted in the United States of America.

A Investment Valuation — Municipal bonds and taxable obligations, if any, are generally valued on the basis of valuations furnished by a pricing service. Financial futures contracts and options on financial futures contracts listed on commodity exchanges are valued at closing settlement prices. Interest rate swaps are generally valued on the basis of valuations furnished by a pricing service. Short-term obligations, maturing in sixty days or less, are valued at amortized cost, which approximates market value. Investments for which valuations or market quotations are not readily available, and investments for which the price of a security is not believed to represent its fair market value, are valued at fair value using methods determined in good faith by or at the direction of the Trustees.

B Investment Transactions and Related Income — Investment transactions for financial statement purposes are accounted for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost. Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount.

C Federal Taxes — Each Fund’s policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its taxable, if any, and tax-exempt net investment income, and all or substantially all of its net realized capital gains. Accordingly, no provision for federal income or excise tax is necessary. Each Fund intends to satisfy conditions which will enable it to designate distributions from the interest income generated by its investments in municipal obligations, which are exempt from regular federal income tax when received by each Fund, as exempt-interest dividends.

At September 30, 2007, the following Funds, for federal income tax purposes, had capital loss carryforwards which will reduce each Fund’s taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by the Internal Revenue Code, and thus will reduce the amount of distributions to shareholders, which would otherwise be necessary to relieve the Funds of any liability for federal income or excise tax. The amounts and expiration dates of the capital loss carryforwards are as follows:

Fund	Amount	Expiration Date

Insured New York	$170,661	September 30, 2013

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective on the last business day of the first required financial reporting period for fiscal years beginning after December 15, 2006. Management has concluded that as of March 31, 2008, there are no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. Each of the Funds’ federal tax returns filed in the 3-year period ended September 30, 2007 remains subject to examination by the Internal Revenue Service.

D Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Funds. Pursuant to the respective custodian agreements, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance each Fund maintains with SSBT. All credit balances, if any, used to reduce each Fund’s custodian fees are reported as a reduction of expenses in the Statements of Operations.

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T S ( U n a u d i t e d ) C O N T ’ D

E Legal Fees — Legal fees and other related expenses incurred as part of negotiations of the terms and requirement of capital infusions, or that are expected to result in the restructuring of, or a plan of reorganization for, an investment are recorded as realized losses. Ongoing expenditures to protect or enhance an investment are treated as operating expenses.

F Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

G Indemnifications — Under each Fund’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to each Fund, and shareholders are indemnified against personal liability for the obligations of each Fund. Additionally, in the normal course of business, each Fund enters into agreements with service providers that may contain indemnification clauses. Each Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against each Fund that have not yet occurred.

H Financial Futures Contracts — The Funds may enter into financial futures contracts. The Funds’ investment in financial futures contracts is designed for hedging against changes in interest rates or as a substitute for the purchase of securities. Upon entering into a financial futures contract, a Fund is required to deposit with the broker, either in cash or securities an amount equal to a certain percentage of the purchase price (initial margin). Subsequent payments, known as variation margin, are made or received by the Fund each business day, depending on the daily fluctuations in the value of the underlying security, and are recorded as unrealized gains or losses by the Fund. Gains (losses) are realized upon the expiration or closing of the financial futures contracts. Should market conditions change unexpectedly, the Fund may not achieve the anticipated benefits of the financial futures contracts and may realize a loss. In entering such contracts, the Fund bears the risk if the counterparties do not perform under the contracts’ terms.

I Interest Rate Swaps — A Fund may enter into interest rate swap agreements to enhance return, to hedge against fluctuations in securities prices or interest rates, or as substitution for the purchase or sale of securities. Pursuant to these agreements, a Fund makes periodic payments at a fixed interest rate and, in exchange, receives payments based on the interest rate of a benchmark industry index. During the term of the outstanding swap agreement, changes in the underlying value of the swap are recorded as unrealized gains or losses. The value of the swap is determined by changes in the relationship between two rates of interest. A Fund is exposed to credit loss in the event of non-performance by the swap counterparty. Risk may also arise from movements in interest rates.

J When-Issued Securities and Delayed Delivery Transactions — The Funds may purchase or sell securities on a delayed delivery or when-issued basis. Payment and delivery may take place after the customary settlement period for that security. At the time the transaction is negotiated, the price of the security that will be delivered is fixed. The Funds maintain security positions for these commitments such that sufficient liquid assets will be available to make payments upon settlement. Securities purchased on a delayed delivery or when-issued basis are marked-to-market daily and begin earning interest on settlement date. Losses may arise due to changes in the market value of the underlying securities or if the counterparty does not perform under the contract.

K Interim Financial Statements — The interim financial statements relating to March 31, 2008 and for the six months then ended have not been audited by an independent registered public accounting firm, but in the opinion of the Funds’ management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial statements.

2 Auction Preferred Shares

Each Fund issued Auction Preferred Shares (APS) on October 29, 2002 in a public offering. The underwriting discounts and other offering costs incurred in connection with the offering were recorded as a reduction of the paid-in capital of the common shares of each respective Fund. Dividends on the APS, which accrue daily, are cumulative at rates which are reset every seven days by an auction, unless a special dividend period has been set.

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T S ( U n a u d i t e d ) C O N T ’ D

If the APS auctions do not successfully clear, the dividend payment rate over the next period for the APS holders is set at a specified maximum applicable rate until such time as the APS auctions are successful. The maximum applicable rate on the APS is 110% (150% for taxable distributions) of the greater of the 1) “AA” Financial Composite Commercial Paper Rate or 2) Taxable Equivalent of the Short-Term Municipal Obligation Rate on the date of the auction. Series of APS are identical in all respects except for the reset dates of the dividend rates.

The number of APS issued and outstanding as of March 31, 2008 are as follows:

APS
Fund	Issued and Outstanding

Insured Municipal
Series A	4,740
Series B	4,740
Series C	4,740
Series D	4,740
Series E	4,740
Insured California
Series A	3,900
Series B	3,900
Insured New York
Series A	2,850
Series B	2,850

The APS are redeemable at the option of each Fund at a redemption price equal to $25,000 per share, plus accumulated and unpaid dividends, on any dividend payment date. The APS are also subject to mandatory redemption at a redemption price equal to $25,000 per share, plus accumulated and unpaid dividends, if a Fund is in default for an extended period on its asset maintenance requirements with respect to the APS. If the dividends on the APS remain unpaid in an amount equal to two full years’ dividends, the holders of the APS as a class have the right to elect a majority of the Board of Trustees. In general, the holders of the APS and the common shares have equal voting rights of one vote per share, except that the holders of the APS, as a separate class, have the right to elect at least two members of the Board of Trustees. The APS have a liquidation preference of $25,000 per share, plus accumulated and unpaid dividends. Each Fund is required to maintain certain asset coverage with respect to the APS as defined in the Funds’ By-Laws and the 1940 Act. Each Fund pays an annual fee equivalent to 0.25% of the liquidation value of the APS for the remarketing efforts associated with the APS auctions.

3 Distributions to Shareholders

Each Fund intends to make monthly distributions of net investment income to common shareholders, after payment of any dividends on any outstanding APS. In addition, at least annually, the Funds intend to distribute all or substantially all of their net realized capital gains (reduced by available capital loss carryforwards from prior years, if any). Distributions to common shareholders are recorded on the ex-dividend date. Distributions to preferred shareholders are recorded daily and are payable at the end of each dividend period. The dividend rates for APS at March 31, 2008, and the amount of dividends paid (including capital gains, if any) to APS shareholders, average APS dividend rates (annualized), and dividend rate ranges for the six months then ended were as follows:

	APS
	Dividend	Dividends
	Rates at	Paid to	Average APS	Dividends
	March 31,	APS	Dividend	Rate
Fund	2008	Shareholders	Rates	Ranges

Insured Municipal
Series A	3.02%	$2,257,127	3.81%	2.40% - 4.77%
Series B	3.23%	$2,192,716	3.70%	2.25% - 5.50%
Series C	3.23%	$2,180,928	3.68%	2.00% - 6.45%
Series D	3.23%	$2,183,023	3.68%	1.95% - 4.51%
Series E	3.23%	$2,294,404	3.87%	2.75% - 5.50%
Insured California
Series A	3.23%	$2,009,921	4.12%	2.14% - 6.85%
Series B	3.23%	$1,955,157	4.01%	2.10% - 7.05%
Insured New York
Series A	3.02%	$1,231,177	3.46%	1.80% - 4.78%
Series B	3.23%	$1,240,660	3.48%	2.40% - 4.51%

Beginning February 13, 2008 and consistent with the patterns in the broader market for auction-rate securities, the Funds’ APS auctions were unsuccessful in clearing due to an imbalance of sell orders over bids to buy the APS. As a result, the dividend rates of the APS were reset to the maximum applicable rate. The table above reflects such maximum dividend rate of each series as of March 31, 2008.

The Funds distinguish between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T S ( U n a u d i t e d ) C O N T ’ D

basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital.

4 Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by Eaton Vance Management (EVM) as compensation for investment advisory services rendered to each Fund. The fee is computed at an annual rate of 0.65% of each Fund’s average weekly gross assets and is payable monthly. EVM also serves as the administrator of each Fund, but receives no compensation.

In addition, EVM has contractually agreed to reimburse the Funds for fees and other expenses at an annual rate of 0.32% of average weekly gross assets of each Fund during the first five full years of its operations, 0.24% of a Fund’s average weekly gross assets in year six, 0.16% in year seven and 0.08% in year eight. The Funds concluded their first five full years of operations on August 30, 2007. For the six months ended March 31, 2008, the investment adviser fee and expenses contractually reduced by EVM were as follows:

	Investment	Expenses
Fund	Adviser Fee	Reduced by EVM

Insured Municipal	$4,944,066	$1,825,501
Insured California	1,634,844	603,635
Insured New York	1,191,915	440,092

Except for Trustees of the Funds who are not members of EVM’s organization, officers and Trustees receive remuneration for their services to the Funds out of the investment adviser fee. Trustees of the Funds who are not affiliated with the investment adviser may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the six months ended March 31, 2008, no significant amounts have been deferred. Certain officers and Trustees of the Funds are officers of EVM.

5 Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations, for the six months ended March 31, 2008 were as follows:

Fund	Purchases	Sales

Insured Municipal	$424,019,467	$435,842,658
Insured California	61,482,117	78,225,459
Insured New York	87,674,929	90,150,591

6 Common Shares of Beneficial Interest

Common shares issued pursuant to the Funds’ dividend reinvestment plan for the six months ended March 31, 2008 and the year ended September 30, 2007 were as follows:

	Six Months Ended
	March 31, 2008	Year Ended
Fund	(Unaudited)	September 30, 2007

Insured Municipal	86,874	91,779
Insured California	11,264	12,088
Insured New York	18,989	16,071

7 Federal Income Tax Basis of Investments

The cost and unrealized appreciation (depreciation) of investments of each Fund at March 31, 2008, as determined on a federal income tax basis, were as follows:

Insured Municipal Fund

Aggregate Cost	$1,512,142,816

Gross unrealized appreciation	$ 7,710,188
Gross unrealized depreciation	(72,847,691)

Net unrealized depreciation	$ (65,137,503)

Insured California Fund

Aggregate Cost	$ 490,121,117

Gross unrealized appreciation	$ 3,108,053
Gross unrealized depreciation	(22,807,665)

Net unrealized depreciation	$ (19,699,612)

Insured New York Fund

Aggregate Cost	$ 358,507,805

Gross unrealized appreciation	$ 3,072,795
Gross unrealized depreciation	(12,010,568)

Net unrealized depreciation	$ (8,937,773)

8 Overdraft Advances

Pursuant to the respective custodian agreements, SSBT may, in its discretion, advance funds to the Funds to make properly authorized payments. When such payments result in an overdraft, the Funds are obligated to repay SSBT at the current rate of interest charged by SSBT for secured loans (currently, a rate above the

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T S ( U n a u d i t e d ) C O N T ’ D

Federal Funds rate). This obligation is payable on demand to SSBT. SSBT has a lien on a Fund’s assets to the extent of any overdraft. At March 31, 2008, the Insured New York Fund had a payment due to SSBT pursuant to the foregoing arrangement of $617,099.

9 Financial Instruments

The Funds may trade in financial instruments with off-balance sheet risk in the normal course of their investing activities to assist in managing exposure to various market risks. These financial instruments may include financial futures contracts and interest rate swaps and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment a Fund has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered.

A summary of obligations under these financial instruments at March 31, 2008 is as follows:

Futures Contracts

					Net
	Expiration			Aggregate	Unrealized
Fund	Date	Contracts	Position Cost	Value	Depreciation

Insured	412
California	6/08	U.S. Treasury Bond Short	$(47,323,840)	$(48,944,315)	$(1,620,475)

Insured	167
New York	6/08	U.S. Treasury Bond Short	$(19,130,050)	$(19,839,079)	$ (709,029)

Interest Rate Swaps

Insured Municipal Fund

		Annual	Floating	Effective Date/	Net
	Notional	Fixed Rate	Rate	Termination	Unrealized
Counterparty Amount		Paid By Fund	Paid To Fund	Date	Depreciation

Lehman			3-month	September 28, 2008/
Brothers, Inc.	$39,050,000	4.985%	USD-LIBOR-BBA	September 28, 2038	$(1,715,663)

Merrill Lynch
Capital			3-month	July 9, 2008/
Services, Inc.	63,075,000	4.9025%	USD-LIBOR-BBA	July 9, 2038	(2,276,993)

Morgan Stanley
Capital			3-month	September 10, 2008/
Services, Inc.	23,850,000	5.428%	USD-LIBOR-BBA	September 10, 2038	(2,783,062)

					$(6,775,718)

Insured California Fund

		Annual	Floating	Effective Date/	Net
	Notional	Fixed Rate	Rate	Termination	Unrealized
Counterparty Amount		Paid By Fund Paid To Fund		Date	Depreciation

Lehman			3-month	September 28, 2008/
Brothers, Inc.	$12,850,000	4.985%	USD-LIBOR-BBA	September 28, 2038	$ (564,565)

Merrill Lynch
Capital			3-month	July 9, 2008/
Services, Inc.	20,675,000	4.9025%	USD-LIBOR-BBA	July 9, 2038	(746,363)

Morgan Stanley
Capital			3-month	September 10, 2008/
Services, Inc.	7,750,000	5.428%	USD-LIBOR-BBA	September 10, 2038	(904,349)

					$(2,215,277)

Insured New York Fund

		Annual	Floating	Effective Date/	Net
	Notional	Fixed Rate	Rate	Termination	Unrealized
Counterparty Amount		Paid By Fund Paid To Fund		Date	Depreciation

Lehman			3-month	September 28, 2008/
Brothers, Inc.	$ 9,275,000	4.985%	USD-LIBOR-BBA	September 28, 2038	$ (407,497)

Merrill Lynch
Capital			3-month	July 9, 2008/
Services, Inc.	12,300,000	4.9025%	USD-LIBOR-BBA	July 9, 2038	(444,028)

Morgan Stanley
Capital			3-month	September 10, 2008/
Services, Inc.	5,600,000	5.428%	USD-LIBOR-BBA	September 10, 2038	(653,465)

					$(1,504,990)

The effective date represents the date on which the Fund and the counterparty to the interest rate swap contract begin interest payment accruals.

At March 31, 2008, the Funds had sufficient cash and/or securities to cover commitments under these contracts.

10 Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements”. FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosure about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. As of March 31, 2008, management does not believe the adoption of FAS 157 will impact the amounts reported in the financial statements; however, additional disclosures may be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements on changes in net assets for the period.

Eaton Vance Insured Municipal Bond Funds a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T S ( U n a u d i t e d ) C O N T ’ D

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (FAS 161), “Disclosures about Derivative Instruments and Hedging Activities“. FAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including qualitative disclosures about the objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative instruments. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact the adoption of FAS 161 will have on the Funds’ financial statement disclosures.

11 Subsequent Event

In April 2008, the Funds secured financing intended to partially redeem a proportionate amount of each series of the Funds’ APS. The replacement financing is being provided through the creation of tender option bonds, whereby each Fund transfers highly rated bonds held in its portfolio to a special purpose trust that issues floater and residual certificates. The Funds will hold the residual certificates and use the proceeds from the sale of the floater certificates to replace a portion of the outstanding APS. The floaters have a liquidity backstop financing facility provided by a major financial institution. The Insured Municipal Fund, Insured California Fund and Insured New York Fund expect to redeem approximately 65%, 55% and 63%, respectively, of their outstanding APS at the next respective dividend payable date on or after May 12, 2008.

Eaton Vance Insured Municipal Bond Funds D I V I D E N D R E I N V E S T M E N T P L A N

Each Fund offers a dividend reinvestment plan (the Plan) pursuant to which shareholders may elect to have dividends and capital gains distributions automatically reinvested in common shares (the Shares) of the same Fund. You may elect to participate in the Plan by completing the Dividend Reinvestment Plan Application Form. If you do not participate, you will receive all distributions in cash paid by check mailed directly to you by PFPC Inc. as dividend paying agent. On the distribution payment date, if the net asset value per Share is equal to or less than the market price per Share plus estimated brokerage commissions, then new Shares will be issued. The number of Shares shall be determined by the greater of the net asset value per Share or 95% of the market price. Otherwise, Shares generally will be purchased on the open market by the Plan Agent. Distributions subject to income tax (if any) are taxable whether or not shares are reinvested.

If your shares are in the name of a brokerage firm, bank, or other nominee, you can ask the firm or nominee to participate in the Plan on your behalf. If the nominee does not offer the Plan, you will need to request that your shares be re-registered in your name with each Fund’s transfer agent, PFPC Inc., or you will not be able to participate.

The Plan Agent’s service fee for handling distributions will be paid by each Fund. Each participant will be charged their pro rata share of brokerage commissions on all open-market purchases.

Plan participants may withdraw from the Plan at any time by writing to the Plan Agent at the address noted on the following page. If you withdraw, you will receive shares in your name for all Shares credited to your account under the Plan. If a participant elects by written notice to the Plan Agent to have the Plan Agent sell part or all of his or her Shares and remit the proceeds, the Plan Agent is authorized to deduct a $5.00 fee plus brokerage commissions from the proceeds.

If you wish to participate in the Plan and your shares are held in your own name, you may complete the form on the following page and deliver it to the Plan Agent.

Any inquiries regarding the Plan can be directed to the Plan Agent, PFPC Inc., at 1-866-439-6787.

Eaton Vance Insured Municipal Bond Funds APPLICATION FOR PARTICIPATION IN DIVIDEND REINVESTMENT PLAN

This form is for shareholders who hold their common shares in their own names. If your common shares are held in the name of a brokerage firm, bank, or other nominee, you should contact your nominee to see if it will participate in the Plan on your behalf. If you wish to participate in the Plan, but your brokerage firm, bank, or nominee is unable to participate on your behalf, you should request that your common shares be re-registered in your own name which will enable your participation in the Plan.

The following authorization and appointment is given with the understanding that I may terminate it at any time by terminating my participation in the Plan as provided in the terms and conditions of the Plan.

Please print exact name on account

Shareholder signature	Date

Shareholder signature	Date

Please sign exactly as your common shares are registered. All persons whose names appear on the share certificate must sign.

YOU SHOULD NOT RETURN THIS FORM IF YOU WISH TO RECEIVE YOUR DIVIDENDS AND DISTRIBUTIONS IN CASH. THIS IS NOT A PROXY.

This authorization form, when signed, should be mailed to the following address:

Eaton Vance Insured Municipal Bond Funds c/o PFPC Inc. P.O. Box 43027 Providence, RI 02940-3027 866-439-6787

Number of Employees

Each Fund is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company and has no employees.

Number of Shareholders

As of March 31, 2008, our records indicate that there are 316, 64 and 72 registered shareholders for Insured Municipal Fund, Insured California Fund and Insured New York Fund, respectively, and approximately 34,428, 8,198 and 7,327 shareholders owning the Fund shares in street name, such as through brokers, banks and financial intermediaries for Insured Municipal Fund, Insured California Fund and Insured New York Fund, respectively.

If you are a street name shareholder and wish to receive Fund reports directly, which contain important information about a Fund, please write or call:

Eaton Vance Distributors, Inc. The Eaton Vance Building 255 State Street Boston, MA 02109 1-800-225-6265

American Stock Exchange symbols

Insured Municipal Fund	EIM
Insured California Fund	EVM
Insured New York Fund	ENX

Eaton Vance Insured Municipal Bond Funds BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENTS

Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuance is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval.

At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 23, 2007, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Special Committee of the Board, which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Special Committee reviewed information furnished for a series of meetings of the Special Committee held in February, March and April 2007. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

  An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;
  An independent report comparing each fund’s total expense ratio and its components to comparable funds;
  An independent report comparing the investment performance of each fund to the investment performance of comparable funds over various time periods;
  Data regarding investment performance in comparison to relevant peer groups of funds and appropriate indices;
  Comparative information concerning fees charged by each adviser for managing other mutual funds and institutional accounts using investment strategies and techniques similar to those used in managing the fund;
  Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management

  Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed;
  Information concerning the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through “soft dollar” benefits received in connection with the funds’ brokerage, and the implementation of a soft dollar reimbursement program established with respect to the funds;
  Data relating to portfolio turnover rates of each fund;
  The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

Information about each Adviser

  Reports detailing the financial results and condition of each adviser;
  Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;
  Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;
  Copies of or descriptions of each adviser’s proxy voting policies and procedures;
  Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the funds (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;
  Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

Other Relevant Information

  Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;
  Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and
  The terms of each advisory agreement.

Eaton Vance Insured Municipal Bond Funds

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENTS CONT’D

In addition to the information identified above, the Special Committee considered information provided from time to time by each adviser throughout the year at meetings of the Board and its committees. Over the course of the twelve-month period ended April 30, 2007, the Board met ten times and the Special Committee, the Audit Committee and the Governance Committee, each of which is a Committee comprised solely of Independent Trustees, met twelve, fourteen and eight times, respectively. At such meetings, the Trustees received, among other things, presentations by the portfolio managers and other investment professionals of each adviser relating to the investment performance of each fund and the investment strategies used in pursuing the fund’s investment objective.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Special Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Special Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Special Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Special Committee concluded that the continuance of the investment advisory agreements of the following funds:

  Eaton Vance Insured Municipal Bond Fund
  Eaton Vance Insured California Municipal Bond Fund
  Eaton Vance Insured New York Municipal Bond Fund

(the “Funds”), each with Eaton Vance Management (the “Adviser”), including their fee structures, is in the interests of shareholders and, therefore, the Special Committee recommended to the Board approval of each agreement. The Board accepted the recommendation of the Special Committee as well as the factors considered and conclusions reached by the Special Committee with respect to each agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the advisory agreement for each Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreements of the Funds, the Board evaluated the nature, extent and quality of services provided to the Funds by the Adviser.

The Board considered the Adviser’s management capabilities and investment process with respect to the types of investments held by each Fund, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Funds. In particular, the Board evaluated, where relevant, the abilities and experience of such investment personnel in analyzing factors such as credit risk, tax efficiency, and special considerations relevant to investing in municipal bonds. Specifically, the Board considered the Adviser’s 30-person municipal bond team, which includes six portfolio managers and nine credit specialists who provide services to the Funds. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation paid to recruit and retain investment personnel, and the time and attention devoted to each Fund by senior management.

The Board reviewed the compliance programs of the Adviser and relevant affiliates thereof. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of the Adviser and its affiliates to requests from regulatory authorities such as the Securities and Exchange Commission and the National Association of Securities Dealers.

The Board also considered shareholder and other administrative services provided or managed by Eaton Vance Management and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by the Adviser, taken as a whole, are appropriate and consistent with the terms of the respective investment advisory agreements.

Eaton Vance Insured Municipal Bond Funds

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENTS CONT’D

Fund Performance

The Board compared each Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board reviewed comparative performance data for the one-year and three-year periods ended September 30, 2006 for each Fund. On the basis of the foregoing and other relevant information, the Board concluded that the performance of each Fund is satisfactory.

Management Fees and Expenses

The Board reviewed contractual investment advisory fee rates, including any administrative fee rates, payable by each Fund (referred to collectively as “management fees”). As part of its review, the Board considered each Fund’s management fee and total expense ratio for the year ended September 30, 2006, as compared to a group of similarly managed funds selected by an independent data provider. The Board considered the fact that the Adviser had waived fees and/or paid expenses for each of the Funds.

After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by the Adviser, the Board concluded with respect to each Fund that the management fees charged to the Fund for advisory and related services and the total expense ratio of the Fund are reasonable.

Profitability

The Board reviewed the level of profits realized by the Adviser and, if applicable, its affiliates in providing investment advisory and administrative services to each Fund and to all Eaton Vance Funds as a group. The Board considered the level of profits realized without regard to revenue sharing or other payments by the Adviser and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by the Adviser and its affiliates in connection with their relationship with the Funds.

The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by the Adviser and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which the Adviser and its affiliates, on the one hand, and each Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds. The Board also considered the fact that none of the Funds is continuously offered and concluded that, in light of the level of the Adviser’s profits with respect to each Fund, the implementation of breakpoints in the advisory fee schedule is not appropriate. Based upon the foregoing, the Board concluded that the benefits from economies of scale are currently being shared equitably by the Adviser and its affiliates and each Fund.

Eaton Vance Insured Municipal Bond Funds I N V E S T M E N T M A N A G E M E N T

E a t o n   V a n c e   I n s u r e d   M u n i c i p a l   B o n d   F u n d s

Officers	Trustees
Cynthia J. Clemson	Ralph F. Verni
President and Portfolio Manager	Chairman
of EVM; President of ENX
and Vice President of EIM	Benjamin C. Esty

Robert B. MacIntosh	Thomas E. Faust Jr.
President and Portfolio Manager
of EIM; Vice President of EVM	Allen R. Freedman
and ENX
William H. Park
Craig R. Brandon
Vice President and Portfolio	Ronald A. Pearlman
Manager of ENX
Norton H. Reamer
Barbara E. Campbell
Treasurer	Heidi L. Steiger

Maureen A. Gemma	Lynn A. Stout
Secretary

Paul M. O’Neil
Chief Compliance Officer

John E. Pelletier
Chief Legal Officer

American Stock Exchange Symbols

Insured Municipal Fund	EIM
Insured California Fund	EVM
Insured New York Fund	ENX

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Investment Adviser and Administrator of Eaton Vance Insured Municipal Bond Funds Eaton Vance Management The Eaton Vance Building 255 State Street Boston, MA 02109

Custodian State Street Bank & Trust Company 200 Clarendon Street Boston, MA 02116

Transfer Agent and Dividend Disbursing Agent
PFPC Inc.
Attn: Eaton Vance Insured Municipal Bond Funds
P.O. Box 43027
Providence, RI 02940-3027
(866) 439-6787
Overnight Mail:
PFPC Inc.
Attn: Eaton Vance Funds
250 Royall Street
Canton, MA 02021

Eaton Vance Insured Municipal Bond Funds The Eaton Vance Building 255 State Street Boston, MA 02109

1453-5/08	CE-IMBSRC